As filed with the Securities and Exchange Commission on July 20, 2017

Registration No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STAR BULK CARRIERS CORP.
(Exact name of Registrant as specified in its charter)

Republic of The Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

Star Bulk Carriers Corp.
c/o Star Bulk Management Inc.
40 Agiou Konstantinou Str. Maroussi 15124,
Athens, Greece
011-30-210-617-8400 (telephone number)
(Address and telephone number of
Registrant’s principal executive offices)

Star Bulk Carriers Corp.
c/o Star Bulk (USA) LLC
Attention: Hamish Norton
358 5th Ave., Suite 1207, New York, NY 10001
(646) 559-1140 (telephone number)
(Name, address and telephone
number of agent for service)

Copies to:

Georgia Mastagaki Co-General Counsel Star Bulk Carriers Corp. c/o Star Bulk Management Inc. 40 Agiou Konstantinou Str. Maroussi 15124, Athens, Greece 011-30-210-617-8400 (telephone number)	Lawrence G. Wee, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000 (telephone number) (212) 492-0052 (facsimile number)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Aggregate Price Per Unit(2)(7)		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Primary Offering(1)(2)
Common Shares, par value $0.01 per share	—		—		—		—
Preferred Shares, par value $0.01 per share	—		—		—		—
Debt Securities(3)	—		—		—		—
Guarantees(4)	—		—		—		—
Warrants	—		—		—		—
Rights	—		—		—		—
Units	—		—		—		—
Primary Offering Total		(1)		(2)	$1,000,000,000	(5)(9)	$61,021.59	(9)
Secondary Offering(7)
Common Shares, par value $0.01	39,060,215	(7)		(6)	$398,023,590.85	(8)(9)	$24,517.42	(8)(9)
TOTAL	—		—				$85,539.01	(9)

(Footnotes continued on next page)

The Registrant hereby amends this document on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

(1)	There are being registered hereunder an indeterminate number of each identified class of securities of Star Bulk Carriers Corp., which securities may be offered and sold, on a primary basis, in such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate public offering price for all securities of $1,000,000,000 after the date hereof. Also includes such indeterminate amount of debt securities and common shares and preferred stock as may be issued upon conversion or exchange for any other debt securities or preferred stock that provide for conversion or exchange into other securities being registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2)	With respect to the primary offering, in accordance with General Instruction II.C of Form F-3, the table does not specify the proposed maximum aggregate offering price for each class of securities to be registered hereunder.
(3)	If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $1,000,000,000 after the date hereof.
(4)	The debt securities may be guaranteed pursuant to guarantees by the subsidiaries of Star Bulk Carriers Corp. No separate compensation will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended (the “Securities Act”), no separate fees for the guarantees are payable.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(6)	With respect to the secondary offering, the proposed maximum offering price per common share will be determined from time to time in connection with, and at the time of, the sale by the selling shareholder.
(7)	The 39,060,215 common shares being registered hereby include 18,300,705 common shares previously registered pursuant to two previously filed registration statements on Form F-3 (File Nos. 333-197886 and 333-198832) (together, the “Previously Filed Registration Statements”) (taking into effect a five-for-one reverse stock split effective June 20, 2016 (the “June 2016 Reverse Stock Split”)) and 20,759,510 additional common shares included pursuant to this registration statement.
(8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act for the 20,759,510 common shares being registered hereunder in the first instance, based on the average of the high and low prices per share of the Registrant’s common shares as reported on the Nasdaq Global Select Market on July 18, 2017.
(9)	Pursuant to Rule 415(a)(6) under the Securities Act, the primary securities registered pursuant to this registration statement include $473,497,906 of unsold common shares, other classes of units and debt securities, and the secondary securities registered pursuant to this registration statement include 18,300,705 unsold common shares (collectively, the “Unsold Previously Registered Securities”) that were previously registered on the Previously Filed Registration Statements. The Registrant has previously paid all applicable filing fees in connection with the registration of the Unsold Previously Registered Securities on the Previously Filed Registration Statements, which fees will continue to be applied to the Unsold Previously Registered Securities included in this registration statement pursuant to Rule 415(a)(6). Accordingly, the amount of the registration fees has been calculated based only on $211,539,406.90 of secondary common shares being newly registered on this registration statement and $526,502,094 of securities of indeterminate number (as described above in note (1)) being newly registered on this registration statement. In accordance with Securities and Exchange Commission rules, the Registrant may continue to offer and sell the Unsold Previously Registered Securities during the grace period afforded by Rule 415(a)(5). If the Registrant sells any Unsold Previously Registered Securities during the grace period, the Registrant will identify in a pre-effective amendment to this registration statement the new amount of Unsold Previously Registered Securities to be carried forward to this registration statement in reliance upon Rule 415(a)(6) and any filing fee paid in connection with such Unsold Previously Registered Securities and the amount of any new securities to be registered. Pursuant to Rule 415(a)(6) under the Securities Act, the offering under the Previously Filed Registration Statements of the Unsold Previously Registered Securities registered thereunder will be deemed terminated as of the date of effectiveness of this registration statement.

TABLE OF ADDITIONAL REGISTRANTS

Name	Organization	Ownership percentage
Star Bulk Management Inc.	Marshall Islands	100%
Starbulk S.A.	Liberia	100%
Star Alpha LLC	Marshall Islands	100%
Star Gamma LLC	Marshall Islands	100%
Star Delta LLC	Marshall Islands	100%
Star Epsilon LLC	Marshall Islands	100%
Star Zeta LLC	Marshall Islands	100%
Star Theta LLC	Marshall Islands	100%
Star Kappa LLC	Marshall Islands	100%
Star Omicron LLC	Marshall Islands	100%
Star Cosmo LLC	Marshall Islands	100%
Star Aurora LLC	Marshall Islands	100%
Star Borealis LLC	Marshall Islands	100%
Star Polaris LLC	Marshall Islands	100%
Star Bulk Manning LLC	Marshall Islands	100%
Star Challenger I LLC	Marshall Islands	100%
Star Challenger II LLC	Marshall Islands	100%
Star Vega LLC	Marshall Islands	100%
Star Sirius LLC	Marshall Islands	100%
Star Castle I LLC	Marshall Islands	100%
Star Castle II LLC	Marshall Islands	100%
Star Ennea LLC	Marshall Islands	100%
Star Cape I LLC	Marshall Islands	100%
Star Cape II LLC	Marshall Islands	100%
Star Asia I LLC	Marshall Islands	100%
Star Asia II LLC	Marshall Islands	100%
Star Axe I LLC	Marshall Islands	100%
Star Axe II LLC	Marshall Islands	100%
Star Seeker LLC	Marshall Islands	100%
Star Breezer LLC	Marshall Islands	100%
Oceanbulk Shipping LLC	Marshall Islands	100%
Oceanbulk Carriers LLC	Marshall Islands	100%
Premier Voyage LLC	Marshall Islands	100%
Oocape I Holdings LLC	Marshall Islands	100%
KMSRX Holdings LLC	Marshall Islands	100%
Cape Horizon Shipping LLC	Marshall Islands	100%
Cape Ocean Maritime LLC	Marshall Islands	100%
L.A. Cape Shipping LLC	Marshall Islands	100%
Grain Shipping LLC	Marshall Islands	100%
Glory Supra Shipping LLC	Marshall Islands	100%
Global Cape Shipping LLC	Marshall Islands	100%
Sky Cape Shipping LLC	Marshall Islands	100%
Pacific Cape Shipping LLC	Marshall Islands	100%
Cape Confidence Shipping LLC	Marshall Islands	100%
Cape Runner Shipping LLC	Marshall Islands	100%
Olympia Shiptrade LLC	Marshall Islands	100%
Victory Shipping LLC	Marshall Islands	100%
Sea Cape Shipping LLC	Marshall Islands	100%
Coral Cape Shipping LLC	Marshall Islands	100%

Name	Organization	Ownership percentage
Aurelia Shipping LLC	Marshall Islands	100%
Pearl Shiptrade LLC	Marshall Islands	100%
Rainbow Maritime LLC	Marshall Islands	100%
Sea Diamond Shipping LLC	Marshall Islands	100%
Majestic Shipping LLC	Marshall Islands	100%
Nautical Shipping LLC	Marshall Islands	100%
Mineral Shipping LLC	Marshall Islands	100%
White Sand Shipping LLC	Marshall Islands	100%
Clearwater Shipping LLC	Marshall Islands	100%
Domus Shipping LLC	Marshall Islands	100%
Festive Shipping LLC	Marshall Islands	100%
Gravity Shipping LLC	Marshall Islands	100%
Orion Maritime LLC	Marshall Islands	100%
Spring Shipping LLC	Marshall Islands	100%
Success Maritime LLC	Marshall Islands	100%
Ultra Shipping LLC	Marshall Islands	100%
Searay Maritime LLC	Marshall Islands	100%
Blooming Navigation LLC	Marshall Islands	100%
Oday Marine LLC	Marshall Islands	100%
Jasmine Shipping LLC	Marshall Islands	100%
Star Synergy LLC	Marshall Islands	100%
Star Omas LLC	Marshall Islands	100%
Dioriga Shipping Co.	Marshall Islands	100%
Positive Shipping Company	Marshall Islands	100%
International Holdings LLC	Marshall Islands	100%
Star Bulk (USA) LLC	Delaware	100%
Star Trident I LLC	Marshall Islands	100%
Star Trident II LLC	Marshall Islands	100%
Star Trident III LLC	Marshall Islands	100%
Star Trident IV LLC	Marshall Islands	100%
Star Trident V LLC	Marshall Islands	100%
Star Trident VI LLC	Marshall Islands	100%
Star Trident VII LLC	Marshall Islands	100%
Star Trident VIII LLC	Marshall Islands	100%
Star Trident IX LLC	Marshall Islands	100%
Star Trident X LLC	Marshall Islands	100%
Star Trident XI LLC	Marshall Islands	100%
Star Trident XII LLC	Marshall Islands	100%
Star Trident XIII LLC	Marshall Islands	100%
Star Trident XIV LLC	Marshall Islands	100%
Star Trident XV LLC	Marshall Islands	100%
Star Trident XVI LLC	Marshall Islands	100%
Star Trident XVII LLC	Marshall Islands	100%
Star Trident XVIII LLC	Marshall Islands	100%
Star Trident XIX LLC	Marshall Islands	100%
Star Trident XX LLC	Marshall Islands	100%
Star Trident XXI LLC	Marshall Islands	100%
Star Trident XXII LLC	Marshall Islands	100%
Star Trident XXIII LLC	Marshall Islands	100%
Star Trident XXIV LLC	Marshall Islands	100%

Name	Organization	Ownership percentage
Star Trident XXVI LLC	Marshall Islands	100%
Star Trident XXVII LLC	Marshall Islands	100%
Star Trident XXVIII LLC	Marshall Islands	100%
Star Trident XXIX LLC	Marshall Islands	100%
Star Trident XXX LLC	Marshall Islands	100%
Star Trident XXXI LLC	Marshall Islands	100%
Star Alta I LLC	Marshall Islands	100%
Star Alta II LLC	Marshall Islands	100%
Unity Holdings LLC	Marshall Islands	100%
Lowlands Beilun Shipco LLC	Marshall Islands	100%
Sandra Shipco LLC	Marshall Islands	100%
Christine Shipco LLC	Marshall Islands	100%
Star Bulk Shipmanagement Company (Cyprus) Limited	Marshall Islands	100%
Star Mare LLC	Marshall Islands	100%
Star Uranus LLC	Marshall Islands	100%
Star Ventures LLC	Marshall Islands	100%
Pacific Ventures Holdings LLC	Marshall Islands	100%
Dry Ventures LLC	Marshall Islands	100%
Star Elpis LLC	Liberia	100%
Star Gaia LLC	Liberia	100%

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

Subject to completion, dated July 20, 2017

PROSPECTUS

$1,000,000,000

Common Shares, Preferred Shares, Debt Securities,
Warrants, Rights and Units
and
39,060,215 Common Shares
offered by the Selling Shareholders

Through this prospectus, we may periodically offer:

(1)	common shares;
(2)	preferred shares;
(3)	our debt securities, which may be guaranteed by one or more of our subsidiaries;
(4)	our warrants;
(5)	rights; and
(6)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The aggregate offering price of all securities issued and sold by us under this prospectus may not exceed $1,000,000,000. The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

In addition, the selling shareholders named in this prospectus, or the Selling Shareholders, may sell in one or more offerings pursuant to this registration statement up to 39,060,215 of our common shares. The Selling Shareholders may sell any or all of these common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on the Selling Shareholders and the times and manners in which they may offer and sell our common shares is described under the sections entitled “Selling Shareholders” and “Plan of Distribution” in this prospectus. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

Our common shares and our 8.00% Senior Notes due 2019 are listed on the Nasdaq Global Select Market under the symbols “SBLK” and “SBLKL,” respectively.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 3 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2017

i

ABOUT THIS PROSPECTUS

As permitted under the rules of the Securities and Exchange Commission, or the “Commission,” this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Star Bulk Carriers Corp., c/o Star Bulk Management Inc., 40 Agiou Konstantinou Str., Maroussi, 15124, Athens, Greece. See “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Shareholders authorize any person to provide information other than that provided in this prospectus and the documents incorporated by reference. Neither we nor the Selling Shareholders are making an offer to sell common shares in any state or other jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

On June 20, 2016, we effected a five-for-one reverse stock split of our common shares (the “June 2016 Reverse Stock Split”). This reverse stock split reduced the number of the Company’s common shares from 219,778,437 to 43,955,659. All share counts presented in this prospectus have been adjusted for the June 2016 Reverse Stock Split.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Star Bulk,” the “Company,” “we,” “us,” “our,” or similar references, mean Star Bulk Carriers Corp. and, where applicable, its consolidated subsidiaries, and the “Selling Shareholders” refers to those of our shareholders described in “Selling Shareholders.” In addition, we use the term deadweight, or “dwt,” in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. To the extent a Selling Shareholder distributes our common shares to its equity holders, we will add the recipients of those common shares as selling shareholders via a prospectus supplement or post-effective amendment. Any references to such “Selling Shareholder” shall be deemed to be references to each such additional selling shareholder.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States, in Greece. Most of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference include “forward-looking statements,” as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “would,” “could,” and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	general dry bulk shipping market conditions, including fluctuations in charterhire rates and vessel values;

•	the strength of world economies;
•	the stability of Europe and the Euro;
•	fluctuations in interest rates and foreign exchange rates;
•	changes in demand in the dry bulk shipping industry, including the market for our vessels;
•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;
•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	potential liability from pending or future litigation;
•	general domestic and international political conditions;
•	potential disruption of shipping routes due to accidents or political events;
•	the availability of financing and refinancing;
•	our ability to meet requirements for additional capital and financing to complete our newbuilding program and grow our business;
•	the impact of our indebtedness and the restrictions in our debt agreements;
•	vessel breakdowns and instances of off-hire;
•	risks associated with vessel construction;
•	potential exposure or loss from investment in derivative instruments;
•	potential conflicts of interest involving our Chief Executive Officer, his family and other members of our senior management; and
•	other important factors described in “Risk Factors.”

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the sections entitled “Risk Factors” of this prospectus and in the 2016 20-F, as defined below, which is incorporated herein by reference, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.starbulk.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any applicable prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and certain information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

The following documents, filed with or furnished to the SEC, are specifically incorporated by reference and form an integral part of this prospectus:

•	Annual Report on Form 20-F (the “2016 20-F”) for the year ended December 31, 2016, filed with the Commission on March 22, 2017, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Star Bulk Carriers Corp.
c/o Star Bulk Management Inc.
40 Agiou Konstantinou Str.
Maroussi 15124, Athens, Greece
011-30-210-617-8400 (telephone number)

Information provided by the Company

We will furnish holders of our common shares with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Global Select Market (the “Nasdaq”), those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, and the documents incorporated by reference herein, including the section of this prospectus entitled “Risk Factors” and the more detailed information that appears later in this prospectus before making an investment in our common shares. Where we refer to information on a “fully delivered basis,” we are referring to such information after giving effect to the delivery of three newbuilding vessels and one secondhand vessel we have agreed to acquire.

OUR BUSINESS AND OUR FLEET

We are an international shipping company with extensive operational experience that owns and operates a fleet of dry bulk carrier vessels. On a fully delivered basis, we will have a fleet of 74 vessels consisting primarily of Newcastlemax, Capesize as well as Kamsarmax, Ultramax and Supramax vessels with a carrying capacity between 52,055 dwt and 209,537 dwt. Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, grains and fertilizers, along worldwide shipping routes. Our highly experienced executive management team, with over 120 years of combined shipping industry experience, is led by Mr. Petros Pappas, who has more than 39 years of shipping industry experience and has managed approximately 330 vessel acquisitions and dispositions.

Please see the “Operating Fleet” table under the heading “Item 4. Information on the Company—B. Business Overview” in our 2016 20-F for information about our operating and newbuilding fleet as of March 9, 2017 and section of Recent Developments below.

For further information on the history of our company, our business strategies and competitive position in the dry bulk industry please refer to “Item 4. Information on the Company—A. History and Development of the Company” and “Our Competitive Strengths” and “Our Business Strategies” under the heading “Item 4. Information on the Company—B. Business Overview” in our 2016 20-F.

OUR FOUNDER AND HIS TRACK RECORD

Our founder and Chief Executive Officer, Mr. Pappas, has an established track record in the dry bulk industry, with more than 39 years of experience and involvement in approximately 330 vessel acquisitions and dispositions. Entities under his management and control owned up to 30 vessels in 2001, most of which were acquired during the first quarter of 1997, the second quarter of 1998 and the second quarter of 2001, periods corresponding to low asset values and freight rates. Substantially all of these vessels were sold by the end of 2005, during a period of record high vessel values and levels of the Baltic Dry Index (“BDI”) (a daily average of charter rates for key dry bulk routes).

Mr. Pappas has extensive experience in operating and investing in shipping, including through his principal shipping operations and investment vehicle, Oceanbulk Maritime S.A. (“Oceanbulk Maritime”). For further information regarding Mr. Pappas’ track record and the Company’s management team, please refer to “Item 6. Directors, Senior Management and Employees” of our 2016 20-F.

OAKTREE

Oaktree is our largest shareholder. Oaktree Capital Management, L.P. (together with its affiliates, “Oaktree”) is a leader among global investment managers specializing in alternative investments, with $100.5 billion in assets under management as of December 31, 2016. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Headquartered in Los Angeles, the firm has over 900 employees and offices in 18 cities worldwide. See “Item 7 “Major Shareholders and Related Party Transactions—B. Related Party Transactions—Oaktree Shareholders Agreement.” of the 2016 20-F for a discussion on the various limitations on the transfer and voting of our common shares by Oaktree.

CORPORATE AND OTHER INFORMATION

We are a Marshall Islands corporation with principal executive offices at 40 Agiou Konstantinou Street, 15124, Athens Greece. Our telephone number at that address is 011-30-210-617-8400. We maintain a website on the Internet at http://www.starbulk.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. We were incorporated in the Marshall Islands on December 13, 2006, as a wholly-owned subsidiary of Star Maritime Acquisition Corp., or “Star Maritime,” which was a special purpose acquisition corporation. We merged with Star Maritime on November 30, 2007 and commenced operations on December 3, 2007, which was the date we took delivery of our first vessel.

RECENT DEVELOPMENTS

On January 24, 2017 and February 2, 2017, we issued and sold an aggregate 6,310,272 common shares pursuant to a private placement, at a price of $8.154 per share. The aggregate proceeds to us, net of private placement agent’s fees and expenses, were approximately $50.6 million, raised for general corporate purposes. Further information can be found in the Report on Form 6-K furnished to the Commission on January 24, 2017 (the “February 2017 Private Placement). The resale of the common shares sold in the February 2017 Private Placement is covered by this prospectus. See “Plan of Distribution.”

On February 9, 2017, we entered into a definitive agreement with a third party to sell the vessel Star Eleonora at market terms. The vessel was delivered to its new owner in March 2017.

On February 22, 2017, the Board of Directors adopted the 2017 Equity Incentive Plan (the “2017 Plan”) and reserved for issuance 950,000 common shares thereunder. The terms and conditions of the 2017 Plan are substantially similar to the terms and conditions of our previous equity incentive plans.

In March 2017, we took delivery of the Newcastlemex vessels Star Virgo (ex-HN 1371) and Star Ariadne (ex-HN 1360), which as further described in the 2016 20-F, are financed under separate bareboat charters with CSSC, accounted for as a capital lease.

In March 2017, we entered into definitive agreements to acquire two modern Kamsarmax vessels for an aggregate consideration of approximately $30.3 million. The vessels, Star Charis and Star Suzanna, were delivered to us in March 2017 and May 2017, respectively.

During the first half of 2017, we issued 476,300 common shares to our directors, officers and employees under the 2015 Equity Incentive Plan and the 2016 Equity Incentive Plan as defined below.

In June 2017, we entered into a definitive agreement to acquire a Supramax dry bulk carrier, Diva, with expected delivery in July 2017, for an aggregate consideration of $10.5 million. The acquisition will be partly financed through debt secured from a financial institution.

In June 2017, we entered into a definitive agreement with ABN AMRO N.V., for a financing of an aggregate amount of $30.8 million. The facility consists of two tranches. The first tranche of $16.0 million was used to partially finance the acquisition cost of the new Kamsarmax vessels, Star Charis and Star Suzanna, discussed above. The second tranche of $14.8 million was used to prepay in full all outstanding amounts under the Heron Vessels Facility (as defined in the 2016 20-F), which was terminated. The second tranche is secured by the vessels Star Angelina and Star Gwyneth, which secured the Heron Vessels Facility.

In July 2017, following the refinancing of the Heron Vessels Facility and the execution of Supplemental Agreements with all Lenders under our other Senior Secured Credit Facilities, we completed the Restructuring Transactions in their entirety (all capitalized terms referred to in this paragraph are defined in the 2016 20-F).

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in the 2016 20-F and the other documents that are incorporated by reference in this prospectus. Please see the section of this prospectus entitled “Incorporation by Reference of Certain Documents.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

Any of the referenced risks could materially and adversely affect our business, financial condition, results of operations or cash flows. In such a case, you may lose all or part of your original investment.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the last five fiscal years ended December 31.

	Year Ended December 31,
(dollars in thousands)	2016	2015	2014	2013	2012
Earnings / (Loss)
Income (loss) before income taxes and income from investee	$(154,087)	$(458,387)	$(11,829)	$1,850	$(314,521)
Add
Fixed charges	47,403	45,237	18,336	7,308	7,669
Amortization of capitalized borrowing costs	420	274	111	100	100
Subtract
Capitalized borrowing costs	(4,412)	(15,203)	(8,424)	(633)	—
Total Earnings / (Loss)	$(110,676)	$(428,079)	$(1,806)	$8,625	$(306,752)
Fixed Charges
Interest expensed, capitalized borrowing costs and amortization of deferred finance fees	47,403	45,237	$18,336	$7,308	$7,669
Total Fixed Charges	$47,403	$45,237	$18,336	$7,308	$7,669
Ratio of earnings to fixed charges(1)	N/A	N/A	N/A	1.18	N/A
Dollar amount of the coverage deficiency(2)	$158,079	$473,316	$20,142	$—	$314,421
(1)	We have not issued any preferred stock as of the date of this prospectus. Accordingly, the ratio of earnings to consolidated fixed charges and preferred dividends is equivalent to the ratio of earnings to fixed charges.
(2)	Our earnings for the years ended December 2016, 2015, 2014 and 2012 were inadequate to cover fixed charges. The additional earnings indicated for each period would have been necessary to bring the ratio to 1.0.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we may use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, repurchases of our securities as permitted under our debt agreements, to make vessel or other acquisitions or for general corporate purposes or any combination thereof. We will not receive any proceeds from sales of securities by the Selling Shareholders.

PER SHARE MARKET PRICE INFORMATION

Since December 3, 2007 our common shares have traded on the Nasdaq Global Select Market under the symbol “SBLK.” You should carefully review the high and low prices of Star Bulk common shares in the tables for the months, quarters and years indicated under the heading Item 9. “The Offer and Listing” in the 2016 20-F, which is incorporated by reference herein.

The table below sets forth the high and low prices for each of the periods indicated for our common shares as reported by the NASDAQ Global Select Market.

	High	Low
Months
July 2017(through July 19, 2017)	$10.77	$8.86
June 2017	$10.00	$7.61
May 2017	$9.88	$7.57
April 2017	$13.40	$9.27
March 2017	$12.25	$8.82

CAPITALIZATION

The following table sets forth our capitalization table as of December 31, 2016, on

•	an Actual basis; and
•	an As Adjusted basis, as of July 19, 2017, to give effect to :
•	scheduled payments under our bareboat lease commitments of $4.4 million;
•	the incurrence of $79.9 million of capital lease obligations in connection with the delivery of Star Virgo and Star Ariadne in March 2017 (See “Prospectus Summary – Recent Developments”);
•	the prepayment of $1.2 million towards the tranche of Star Eleonora under DNB $120.0 million Facility (as defined in 2016 20-F) following the vessel’s sale (See “Prospectus Summary – Recent Developments”);
•	the issuance of 6,310,272 common shares in connection with the February 2017 Private Placement (See “Prospectus Summary – Recent Developments”);
•	the repayment in full of the $14.8 million outstanding under the Heron Vessels Facility in July 2017 (See “Prospectus Summary – Recent Developments”);
•	the incurrence of $30.8 million of indebtedness under a credit facility with ABN AMRO N.V, to partially finance the acquisition cost of Star Charis and Star Suzanna and to refinance the Heron Vessels Facility (See “Prospectus Summary – Recent Developments”); and
•	The issuance of 476,300 common shares to our directors, officers and employees under the 2015 Equity Incentive Plan and the 2016 Equity Incentive Plan (both as defined below).
	As of December 31, 2016
	Actual	As Adjusted
	(dollars in thousands except per share and share data)
Capitalization
8.00% 2019 Notes (net of unamortized deferred financing fees of $ 1,243)	$48,757	$48,757
Other outstanding debt including capital lease commitments (net of unamortized deferred financing fees of $ 9,253)	902,567	992,844
Total debt (including current portion)(1)	$951,324	$1,041,601
Preferred Stock, $0.01 par value; 25,000,000 shares authorized, none issued or outstanding, actual and as adjusted	—	—
Common shares, $0.01 par value; 300,000,000 shares authorized, 56,628,907 shares issued and outstanding actual, 63,415,479 shares issued and outstanding as adjusted	566	634
Accumulated other comprehensive income	(294)	(294)
Additional paid-in capital	2,063,490	2,114,019
Accumulated deficit	(1,026,532)	(1,026,532)
Total shareholders’ equity	1,037,230	1,087,827
Total capitalization	$1,988,554	$2,129,428
(1)	With the exception of the 2019 Notes, all of our debt is secured.

Other than the adjustments described above, there have been no significant adjustments to our capitalization since December 31, 2016. This table should be read in conjunction with the section entitled “Operating and Financial Review and Prospects” and the consolidated financial statements and related notes included in the 2016 20-F. If necessary, updated information on our capitalization will be included in a prospectus supplement.

SELLING SHAREHOLDERS

Based solely upon information furnished to us by the Selling Shareholders, the following table sets forth information with respect to the beneficial ownership of our common shares held as of the date of this prospectus (or to be held, as noted below) by the Selling Shareholders. The Selling Shareholders are offering an aggregate of up to 39,060,215 of our common shares, which were previously acquired (or agreed to be acquired, pursuant to binding agreements, as noted below) in private transactions and in the January 2015 Equity Offering, the May 2015 Equity Offering, the September 2016 Equity Offering (each as defined below under “Description of Capital Stock—Share History”) and the February 2017 Private Placement. The Selling Shareholders may sell some, all or none of their shares covered by this prospectus.

Selling Shareholder	Common Shares Owned Prior to the Offering	Percentage of Class Prior to the Offering	Total Common Shares Offered Hereby	Percentage of the Class Following the Offering
Oaktree Capital Group Holdings GP, LLC and certain of its advisory clients(1)	32,439,506	51.2%	32,439,506	0%
Senator Investment Group LP and affiliates thereof(2)	3,065,980	4.8%	3,065,980	0%
Entities affiliated with Petros Pappas(3)	3,385,454	5.3%	3,385,454	0%
Spyros Capralos	169,275	*	169,275	*
*	less than one percent
(1)	Consists of (i) 1,316,498 shares held by Oaktree Value Opportunities Fund, L.P. (“VOF”), (ii) 2,397,106 shares held by Oaktree Opportunities Fund IX Delaware, L.P. (“Fund IX”), (iii) 22,016 shares held by Oaktree Opportunities Fund IX (Parallel 2), L.P. (“Parallel 2”), (iv) 16,445,307 shares held by Oaktree Dry Bulk Holdings LLC (“Dry Bulk Holdings”), (v) 12,249,999 shares held by OCM XL Holdings L.P., a Cayman Islands exempted limited partnership (“OCM XL”) and (vi) 8,580 shares held by OCM FIE, LLC (“FIE”). Each of the foregoing funds and entities is affiliated with Oaktree Capital Group Holdings GP, LLC (“OCGH”). The members of OCGH are Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, Sheldon M. Stone, Larry W. Keele, Stephen A. Kaplan and David M. Kirchheimer. Each of the direct and indirect general partners, managing members, directors, unit holders, shareholders, and members of VOF, Fund IX, Parallel 2, Dry Bulk Holdings, OCM XL and FIE, may be deemed to share voting and dispositive power over the shares owned by such entities, but disclaims beneficial ownership in such shares except to the extent of any pecuniary interest therein. The address for these entities (collectively, the “Oaktree Funds”) is c/o Oaktree Capital Management, L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. OCM Investments, LLC (a subsidiary of Oaktree Capital Management, L.P., which is the investment manager of the Oaktree Funds) is registered as a broker-dealer with the Commission and in all 50 states, the District of Columbia and Puerto Rico, and is a member of the U.S. Financial Industry Regulatory Authority. Oaktree Funds purchased common shares in the ordinary course of business and, at the time of the purchase of the Company’s common shares to be resold under this registration statement, had no agreements or understandings, directly or indirectly, with any person to distribute the common shares.
(2)	Consists of shares held by Senator Global Opportunity Master Fund, L.P.
(3)	Family members and companies related to family members of our Chief Executive Officer, Mr. Petros Pappas.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus, and the Selling Shareholders may sell our common shares, to or through underwriters, agents, brokers or dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, at fixed prices (which may be changed), or at varying prices determined at the time of sale.

In addition, we may sell some or all of our securities included in this prospectus, and the Selling Shareholders may sell our common shares included in this prospectus, through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•	trading plans entered into by a Selling Shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans; or
•	otherwise through a combination of any of the above methods of sale.

In addition, we or any Selling Shareholders may enter into option, share lending or other types of transactions that require us or such Selling Shareholders, as applicable, to deliver our securities to an underwriter or a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any Selling Shareholder also may enter into hedging transactions with respect to our securities. For example, we or any Selling Shareholder may:

•	enter into transactions involving short sales of our common shares by underwriters or broker-dealers;
•	sell common shares short and deliver the shares to close out short positions;
•	enter into option or other types of transactions that require us or the Selling Shareholders, as applicable, to deliver common shares to an underwriter or broker-dealer, who will then resell or transfer the common shares under this prospectus; or
•	loan or pledge the common shares to an underwriter or broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

Any Selling Shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of common shares covered by this prospectus. The Selling Shareholders might not sell any securities under this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

We or any Selling Shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or any Selling Shareholder or borrowed from us, any Selling Shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any Selling Shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any Selling Shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or the securities of any Selling Shareholders, as applicable, or in connection with a concurrent offering of other securities.

Common shares may also be exchanged for satisfaction of the Selling Shareholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve broker-dealers.

The Selling Shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the Selling Shareholders that participate with us or the Selling Shareholders in the distribution of the securities may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have informed the Selling Shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the Selling Shareholders in the market.

Some of the underwriters, dealers or agents used by us or the Selling Shareholders in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us and/or such Selling Shareholders, as applicable, or affiliates of ours and/or theirs, as applicable, in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us and/or the Selling Shareholders to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us and/or such Selling Shareholders for certain expenses. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

To the extent required by the Securities Act, a prospectus supplement will be distributed at the time that any particular offering of securities is made, setting forth the terms of the offering, including the aggregate number of securities being offered; the purchase price of the securities and the proceeds we and/or any Selling Shareholders will receive from the sale of the securities; the initial offering price of the securities; the names of any underwriters, dealers or agents; any discounts, commissions and other items constituting compensation from us; any discounts, commissions or concessions allowed or re-allowed or paid to underwriters, dealers or agents; any securities exchanges on which the securities may be listed; the method of distribution of the securities; the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and any other information we think is important. Furthermore, we, our executive officers, our directors and the Selling Shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by any selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the Selling Shareholders’ securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Select Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by us and the Selling Shareholders under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or “FINRA,” formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us or any Selling Shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act. If more than 5% of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

DESCRIPTION OF CAPITAL STOCK

Authorized Share Capital

Under our fourth amended and restated articles of incorporation, or our “Articles,” our authorized capital stock consists of 300,000,000 common shares, par value $0.01 per share, and 25,000,000 preferred shares, par value $0.01 per share, none of which were issued as of the date of this prospectus.

Common Shares

As of June 30, 2017, we had 63,415,479 common shares outstanding out of 300,000,000 shares authorized to be issued. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors (the “Board of Directors”) out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding common shares are fully paid and non-assessable. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

Share History

Reverse Stock Split

On June 20, 2016, we effected the June 2016 Reverse Stock Split. The June 2016 Reverse Stock Split reduced the number of the Company’s common shares from 219,778,437 to 43,955,659. All share counts presented in this prospectus have been adjusted for the June 2016 Reverse Stock Split.

Transactions

In July 2014, we issued as consideration 10,820,840 common shares in the July 2014 Transactions (as defined in the 2016 20-F), consisting of 9,679,153 common shares for the merger of Oaktree OBC Holdings LLC and Millennia Limited Liability Company in our two merger subsidiaries, 718,546 common shares for the acquisition of Dioriga Shipping Co. and Positive Shipping Company and 423,141 common shares as partial consideration for the acquisition of the Heron Vessels (as defined in the 2016 20-F).

In August 2014, we agreed to issue the Excel Vessel Share Consideration (as defined in the 2016 20-F) of approximately 5,983,462 common shares under the terms of the Excel Transactions (as defined in the 2016 20-F). As of December 31, 2014, we had issued all shares, out of which 5,131,885 common shares were issued in 2014 as part of the Excel Vessel Share Consideration and the remaining 851,577 shares were issued in 2015.

We issued 4,520 common shares during the year ended December 31, 2014, as part of the consideration for the acquisition of 33% of the total outstanding common stock of Interchart Shipping Inc.

During the year ended December 31, 2015 and 2016 we issued 34,234 common shares and 138,453 common shares, respectively, as consideration for the third and the fourth installment payable to Oceanbulk Maritime S.A (as defined in the 2016 20-F) as commission for the shipbuilding contracts of certain of our newbuilding vessels.

Equity Offerings

On January 14, 2015, we issued and sold 9,800,084 common shares in an underwritten public offering for aggregate proceeds for aggregate proceeds, net of underwriting commissions and offering expenses, of $242.2 million, which we used for the financing of our newbuilding program and general corporate purposes (the “January 2015 Equity Offering”).

On May 18, 2015, we issued and sold 11,250,000 common shares in an underwritten public offering for aggregate proceeds, net of underwriting commissions and offering expenses, of $175.6 million, which we used for the financing of our newbuilding program and general corporate purposes (the “May 2015 Equity Offering”).

On September 20, 2016, we issued and sold 11,976,745 common shares in an underwritten public offering for aggregate proceeds, net of underwriting commissions and offering expenses, of $50.3 million, raised for the financing of our newbuilding program and general corporate purposes (the “September 2016 Equity Offering”).

On January 24, 2017 and February 2, 2017, we issued and sold an aggregate 6,310,272 common shares pursuant to a private placement for aggregate proceeds, net of private placement agent’s fees and expenses, of $50.6, raised for general corporate purposes (the “February 2017 Private Placement”).

Equity Incentive Plans

On February 20, 2014, April 13, 2015, May 9, 2016 and February 22, 2017, respectively, our board of directors approved the 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”) ,the 2015 Equity Incentive Plan (the “2015 Equity Incentive Plan”), the 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”) and the 2017 Equity Incentive Plan (the “2017 Equity Incentive Plan”) (collectively, the “Equity Incentive Plans), under which officers, key employees, directors, and consultants of the Company and its subsidiaries are eligible to receive options to acquire common shares, stock appreciation rights, restricted stock and other stock-based or stock-denominated awards. We reserved a total of 86,000 common shares, 280,000 common shares, 940,000 common shares and 950,000 common shares for issuance) under the Equity Incentive Plans, subject to further adjustment for changes in capitalization as provided in the plans. The purpose of the Equity Incentive Plans is to encourage ownership of shares by, and to assist us in attracting, retaining and providing incentives to, our officers, key employees, directors and consultants, whose contributions to us are or may be important to our success and to align the interests of such persons with our shareholders. The various types of incentive awards that may be issued under the Equity Incentive Plans enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of our business. The Equity Incentive Plans are administered by our compensation committee, or such other committee of our board of directors as may be designated by the board. The Equity Incentive Plans permit issuance of restricted shares, grants of options to purchase common shares, stock appreciation rights, restricted stock, restricted stock units and unrestricted stock.

Under the terms of the Equity Incentive Plans, stock options and stock appreciation rights granted under the Equity Incentive Plans have an exercise price per common share equal to the fair market value of a common share on the date of grant, unless otherwise determined by the administrator of the Equity Incentive Plans, but in no event will the exercise price be less than the fair market value of a common share on the date of grant. Options and stock appreciation rights are exercisable at times and under conditions as determined by the administrator of the Equity Incentive Plans, but in no event will they be exercisable later than ten years from the date of grant.

The administrator of the Equity Incentive Plans may grant common shares of restricted stock and awards of restricted stock units subject to vesting and forfeiture provisions and other terms and conditions as determined by the administrator of the Equity Incentive Plans. Upon the vesting of a restricted stock unit, the award recipient will be paid an amount equal to the number of restricted stock units that then vest multiplied by the fair market value of a common share on the date of vesting, which payment may be paid in the form of cash or common shares or a combination of both, as determined by the administrator of the Equity Incentive Plans. The administrator of the Equity Incentive Plans may grant dividend equivalents with respect to grants of restricted stock units.

Adjustments may be made to outstanding awards in the event of a corporate transaction or change in capitalization or other extraordinary event. In the event of a “change in control” (as defined in the Equity Incentive Plans), unless otherwise provided by the administrator of the Equity Incentive Plans in an award agreement, awards then outstanding shall become fully vested and exercisable in full.

The board of directors may amend or terminate the Equity Incentive Plans and may amend outstanding awards, provided that no such amendment or termination may be made that would materially impair any rights, or materially increase any obligations, of a grantee under an outstanding award. Shareholders’ approval of Equity Incentive Plans amendments may be required in certain definitive, pre-determined circumstances if required by applicable rules of a national securities exchange or the Commission. Unless terminated earlier by the board of directors, the Equity Incentive Plans will expire ten years from the date on which the Equity Incentive Plans was adopted by the board of directors.

The terms and conditions of the Equity Incentive Plans are substantially similar to those of the previous plans. All of the common shares that were reserved for issuance under the 2014 Equity Incentive Plan and the

2015 Equity Incentive Plan were issued and vested in full, whereas there are 80,000 common shares unvested from the 2016 Equity Incentive Plan and 944,000 common shares unvested from the 2017 Equity Incentive Plan, as of the date of this prospectus.

During the years 2014, 2015 and 2016 and as of the date of this prospectus, pursuant to the Equity Incentive Plans, we have granted the following securities:

•	On February 20, 2014, 78,833 restricted common shares were granted to certain of our directors, officers and employees. The respective shares were issued on May 27, 2014 and vested on March 20, 2015.
•	On February 20, 2014, 1,600 restricted common shares were granted to two of our directors, Mr. Softeland and Mr. Erhardt. The respective shares were issued on May 27, 2014 and vested on the same date that they were granted.
•	On July 11, 2014, 3,000 restricted common shares were granted to two of our directors, Mr. Softeland and Mr. Schmitz and vested immediately. We issued the respective shares on April 26, 2016.
•	On July 31, 2014, 33,768 restricted common shares were granted to our former Chief Executive Officer and current Non-Executive Chairman, Spyros Capralos, in connection with a termination agreement. We issued the respective shares on August 4, 2014.
•	On April 13, 2015, 135,230 restricted common shares were granted to certain of our directors, officers and employees. The respective shares have been issued and vested in April 2016.
•	On April 13, 2015, share purchase options of up to 104,250 common shares were granted to certain of our directors and officers. The respective are exercisable between the third and the fifth anniversary of the grant date.
•	On May 9, 2016, 690,000 restricted common shares were granted to certain of our directors, officers and employees. In July 2016, 650,000 of respective shares were vested, while the remaining 40,000 will vest on March 1, 2018. Out of these shares, 558,050 common shares were issued during the fourth quarter 2016 and 130,800 common shares during the first half of 2017. We plan to issue the remaining shares in 2017.
•	On September 12, 2016, 345,000 restricted common shares were granted to certain of our directions and officers for their participation in the negotiations with our lenders related to the Restructuring (as defined in the 2016 20-F). The respective shares were issued during the first quarter of 2017, and 305,000 of such restricted common shares vested on March 30, 2017, with the remaining 40,000 to vest on March 1, 2018.
•	On February 22, 2017, 944,000 restricted common shares were granted to certain of our directions and officers. The respective shares have not yet been issued and 744,000 of such restricted common shares will vest on August 22, 2017 with the remaining 200,000 restricted common shares to vest on August 22, 2018.

As of the date of this prospectus, 58,574 common shares are available under the 2017 Equity Incentive Plan.

Preferred Stock

Under the terms of our Articles, our Board of Directors has the authority, without any further vote or action by our shareholders, to issue up to 25,000,000 preferred shares. Our Board of Directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such shares of preferred stock. At the time that any series of our preferred shares are authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, without stockholder approval, cause us to issue preferred shares which have voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common shares. Our Board of Directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control in us or the removal of our management.

Directors

Our directors are elected by the affirmative vote of a majority of the shares of stock represented at the meeting. There is no provision for cumulative voting.

Our Board of Directors must consist of at least three members. Shareholders may change the number of directors only by amending the bylaws which requires the affirmative vote of holders of 70% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors. The Board of Directors may change the number of directors, but may not reduce the number to be less than three directors, only by a vote of not less than 66 2∕3% of the entire Board of Directors. At each annual meeting, directors to replace those directors whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting. Each director shall serve his respective term of office until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our Board of Directors has the authority to fix the amounts which shall be payable to the members of the Board of Directors for attendance at any meeting or for services rendered to us.

Interested Transactions

Our Third Amended and Restated Bylaws, or “Bylaws,” provide that no contract or transaction between us and one or more of its directors or officers, or between us and any other corporation, partnership, association or other organization in which one or more of our directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of our Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to our Board of Directors or the committee and our Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of our Board of Directors as defined in Section 55 of the Business Corporation Act, or the MIBCA, by unanimous vote of the disinterested directors; or (ii) the material facts as to his relationship or interest and as to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to us as of the time it is authorized, approved or ratified, by our Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of our Board of Directors or of a committee which authorizes the contract or transaction.

Shareholder Meetings

Under our Bylaws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Our Board of Directors may set a record date between 10 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the MIBCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the MIBCA if for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the MIBCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the MIBCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the MIBCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The MIBCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our Articles and Bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance policies providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of our Articles and Bylaws

Several provisions of our Articles and Bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (i) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors.

Classified Board of Directors

Our Articles provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our common shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.

Blank Check Preferred Stock

Our Articles authorize our Board of Directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;
•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and
•	the voting rights, if any, of the holders of the series.

Business Combinations

Although the MIBCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of Marshall Islands and “interested shareholders,” we have included these provisions in our Articles. Our Articles contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•	prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our Board of Directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;
•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;
•	at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 70% of the outstanding voting stock that is not owned by the interested shareholder; or
•	the shareholder became an interested shareholder prior to the consummation of the initial public offering of common shares under the Securities Act.

For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 20% or more of the shares of our outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity.

Election and Removal of Directors

Our Articles prohibit cumulative voting in the election of directors. Our Articles and Bylaws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our Articles and Bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our Bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual meeting of shareholders or by the unanimous written consent of our shareholders. Our Bylaws also provide that our Board of Directors, Chairman, or President may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, shareholders are prevented from calling a special meeting and shareholder consideration of a proposal may be delayed until the next annual meeting.

Supermajority Provisions

The MIBCA generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote at a meeting of shareholders is required to amend a corporation’s articles of incorporation, unless the articles of incorporation requires a greater percentage. Our Articles provide that the following provisions in the Articles may be amended only by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors:

•	the Board of Directors shall be divided into three classes;
•	directors may only be removed for cause and by an affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;
•	the directors are authorized to make, alter, amend, change or repeal our bylaws by vote not less than 66 2∕3% of the entire Board of Directors;
•	the shareholders are authorized to alter, amend or repeal our bylaws by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;
•	we may not engage in any business combination with any interested shareholder for a period of three years following the transaction in which the person became an interested shareholder; and
•	we shall indemnify directors and officers to the full extent permitted by law, and we shall advance certain expenses (including attorneys’ fees and disbursements and court costs) to the directors and officers. For purposes of these provisions, an “interested shareholder” is generally any person or entity that owns 20% or more of the shares of our outstanding voting stock or any person or entity affiliated with or controlling or controlled by that person or entity.

Advance Notice Requirements for Shareholders Proposals and Director Nominations

Our Articles and Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one year anniversary of the immediately preceding year’s annual meeting of shareholders. Our Articles and Bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates.

We may issue senior debt securities from time to time in series under an indenture dated November 6, 2014, among us and U.S. Bank National Association, as Trustee (as amended or supplemented from time to time, the “Senior Indenture”). The Senior Indenture is Exhibit 4.1 to our report on Form 6-K, furnished to the Commission on November 7, 2014. We may issue subordinated debt securities pursuant to a subordinated indenture, between us and the trustee named in therein (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures” and, each an “Indenture”). The Subordinated Indenture will be filed either as exhibit to an amendment to this Registration Statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.”

The Senior Indenture is, and the Subordinated Indenture will be, subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under the Senior Indenture is unlimited. The Senior Indenture provides that the specific terms of any series of debt securities must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. The aggregate principal amount of debt securities which may be issued under the Subordinated Indenture will be unlimited. The Subordinated Indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and Indenture, as amended or supplemented from time to time.

General

Neither Indenture limits the amount of debt securities which may be issued, and each Indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities are unsecured and rank in parity in right of payment with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated in right of payment to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations, and the obligors with respect thereto;
•	the issue price, expressed as a percentage of the aggregate principal amount;
•	the maturity date;
•	the interest rate per annum, if any;
•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;
•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;
•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;
•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;
•	any events of default not set forth in this prospectus;
•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;
•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;
•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;
•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable Indenture;
•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;
•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable Indenture;
•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;
•	any terms with respect to subordination or security;
•	any listing on any securities exchange or quotation system;
•	additional or differing terms relating to the amendment or modification of the Indenture or waivers with respect to such Indenture or series of debt securities;
•	additional or differing provisions, if any, related to defeasance and discharge of the offered debt securities; and
•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to each of the Indentures, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under the Senior Indenture. These senior debt securities would rank on an equal basis in right of payment with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under the Subordinated Indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the Subordinated Indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;
•	all capitalized lease obligations;
•	all hedging obligations;
•	all obligations representing the deferred purchase price of property; and
•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and
•	any indebtedness that by its terms is subordinated in right of payment to, or ranks on an equal basis in right of payment with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable Indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;
•	the ability to make certain payments, dividends, redemptions or repurchases;
•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;
•	mergers and consolidations by us or our subsidiaries;
•	sales of assets by us;
•	our ability to enter into transactions with affiliates;
•	our ability to incur liens; and
•	sale and leaseback transactions.

Modification of the Indentures

Each Indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective Indenture affected by the modification, taken together as a class. But no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver, except to increase any such amount or to provide that certain provisions of the Indenture cannot be modified, amended or waived without the consent of the holder of each outstanding security affected thereby;
(2)	reduces the amount of interest, or changes the interest payment time, on any security;
(3)	waives a redemption payment or alters the redemption provisions (other than any alteration that would not materially adversely affect the legal rights of any holder under the Indenture) or the price at which we are required to offer to purchase the securities;
(4)	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;
(5)	reduces the principal amount payable of any security upon maturity;
(6)	waive a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of such series and a waiver of the payment default that resulted from such acceleration);
(7)	changes the place or currency of payment of principal of or interest, if any, on any security other than that stated in the security;
(8)	impairs the right of any holder to receive payment of principal or, or interest on, the securities of such holder on or after the due dates therefor;
(9)	impairs the right to institute suit for the enforcement of any payment on, or with respect to, any security;
(10)	make any change in the table of contents, headings, and decisions and determinations relating to foreign currency under the Indenture;
(11)	changes the ranking of the securities in right of payment; or
(12)	makes any other change which is restricted by a specified in a board resolution, a supplemental indenture hereto or an officers’ certificate.

Events of Default

Each Indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;
•	default in any payment of principal or premium when due;
•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable Indenture which continues for 60 days after we receive notice of the default;
•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor and other than intercompany indebtedness) having a principal amount in excess of $25.0 million for the Senior Indenture and a minimum amount set forth in the applicable subsequent filing for the Subordinated Indenture, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and
•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each Indenture requires us to file annually after debt securities are issued under that Indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that Indenture. Each Indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each Indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that Indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each Indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the Indenture.

Defeasance and Discharge

The terms of each Indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the Indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling or there has been a change in the applicable United Stated federal income tax law to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the Indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable Indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the Indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable Indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable Indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;
•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or
•	there shall have occurred and be continuing an event of default under the applicable Indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or “DTC,” acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or “NSCC,” and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or “DTCC.” DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries—either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the Commission.

The 2017 DTCC Board of Directors is composed of 20 directors serving one-year terms. Twelve directors are representatives of clearing agency participants, including broker/dealers, custodian and clearing banks, and investment institutions; two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA; four directors are from non-participants; and the remaining two are the non-executive chairman and the chief executive officer and president of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the currency or currencies, in which the price of such warrants will be payable;
•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;
•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;
•	the number of rights issued to each stockholder;
•	the extent to which the rights are transferable;
•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;
•	the date on which the right to exercise the rights will commence and the date on which the right will expire;
•	the amount of rights outstanding;
•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and
•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, which may be guaranteed by one or more of our subsidiaries, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the warrants, debt securities, which may be guaranteed by one or more of our subsidiaries, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;
•	a description of the terms of any unit agreement governing the units;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee		$85,539.01	(1)
FINRA filing fee	$		*
Legal fees and expenses	$		*
Accounting fees and expenses	$		*
Printing and typesetting expenses	$		*
Blue sky fees and expenses	$		*
Miscellaneous	$		*
Total	$		*
(1)	Pursuant to Rule 415(a)(6) under the Securities Act, the primary securities registered pursuant to the registration statement of which this prospectus forms a part (the “New Registration Statement”) include $473,497,906 of unsold common shares, other classes of units and debt securities, and the secondary securities registered pursuant to the New Registration Statement include 18,300,705 unsold common shares (collectively, “Unsold Previously Registered Securities”), that were previously registered on two previously filed registration statements on Form F-3 (File Nos. 333-197886 and 333-198832) (together, the “Previously Filed Registration Statements”). The Registrant has previously paid all applicable filing fees in connection with the registration of the Unsold Previously Registered Securities on the Previously Filed Registration Statements, which fees will continue to be applied to the Unsold Previously Registered Securities included in the New Registration Statement pursuant to Rule 415(a)(6). Accordingly, the amount of the registration fees has been calculated based only on $211,539,406.90 of secondary common shares being newly registered on this registration statement and $526,502,094 of securities of indeterminate number being newly registered on this registration statement. In accordance with Securities and Exchange Commission rules, the Registrant may continue to offer and sell the Unsold Previously Registered Securities during the grace period afforded by Rule 415(a)(5). If the Registrant sells any Unsold Previously Registered Securities during the grace period, the Registrant will identify in a pre-effective amendment to this registration statement the new amount of Unsold Previously Registered Securities to be carried forward to this registration statement in reliance upon Rule 415(a)(6) and any filing fee paid in connection with such Unsold Previously Registered Securities and the amount of any new securities to be registered. Pursuant to Rule 415(a)(6) under the Securities Act, the offering under the Previously Filed Registration Statements of the Unsold Previously Registered Securities registered thereunder will be deemed terminated as of the date of effectiveness of this registration statement.
*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

Certain matters of United States law will be passed upon for us and the Selling Shareholders by Paul, Weiss, Rifkind, Wharton & Garrison, LLP, New York, New York. Certain matters of Marshall Islands law and Liberian law will be passed upon for us by Seward & Kissel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Star Bulk Carriers Corp. appearing in Star Bulk Carriers Corp.’s Annual Report (Form 20-F) for the year ended December 31, 2016 and the effectiveness of Star Bulk Carriers Corp.’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors Accountants S.A. is 8B Chimarras, 15125, Maroussi, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants, or SOEL, Greece with registration number 107.

STAR BULK CARRIERS CORP.

$1,000,000,000

Common Shares, Preferred Shares, Debt Securities,
 Warrants, Rights and Units
and
39,060,215 Common Shares
offered by the Selling Shareholders

PROSPECTUS

                     , 2017

Part II
Information Not Required in the Prospectus

Item 8.	Indemnification of Directors and Officers.

Indemnification of Directors and Officers and Limitation of Liability

I.	Article VI of the Third Amended and Restated Bylaws of the Registrant provides as follows:
1.	The Company shall indemnify, to the full extent permitted by law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
2.	The Company shall indemnify, to the full extent permitted by law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was properly brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court having proper jurisdiction shall deem proper.
3.	To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
4.	Any indemnification under Sections 1 or 2 of this Article VI (unless ordered by a court having proper jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made:
a.	by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or
b.	if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or
c.	by the shareholders.

5.	Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section.
6.	The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
7.	The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article VI.
8.	For purposes of this Article VI, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation of its separate existence had continued.
9.	For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article VI.
10.	The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
11.	No director or officer of the Company shall be personally liable to the Company or to any shareholder of the Company for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director or officer derived an improper personal benefit.

There is currently no pending material litigation or proceeding involving any of the Registrant’s directors, officers or employees for which indemnification is sought.

Section 60 of the Marshall Islands Business Corporations Act (the “MIBCA”) provides as follows:

Indemnification of directors and officers:

1.	Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.
2.	Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
3.	When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
4.	Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.
5.	Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
6.	Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.	Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.
Item 9.	Exhibits

The exhibit index at the end of this registration statement identifies the exhibits which are included in this registration statement and are incorporated herein by reference (the “Exhibit Index”).

Item 10.	Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is relying on Rule 430B:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and
(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6)	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)–(d)	Not applicable.
(e)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f)–(g)	Not applicable.
(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(i)	Not applicable.
(j)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.
(k)–(l)	Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece, on July 20, 2017.

STAR BULK CARRIERS CORP.

By:	/s/ Petros Pappas
Name:	Petros Pappas
Title:	Chief Executive Officer

STAR BULK MANAGEMENT INC.

By:	/s/ Nicos Rescos
Name:	Nicos Rescos
Title:	President and Director

STAR COSMO LLC

By:	/s/ Christos Anagnostou
Name:	Christos Anagnostou
Title:	President and Secretary

STAR BULK (USA) LLC

By:	/s/ Hamish Norton
Name:	Hamish Norton
Title:	President and Sole Officer

STARBULK S.A.

By:	/s/ John Pektesidis
Name:	John Pektesidis
Title:	President and Secretary

STAR ALPHA LLC
STAR GAMMA LLC
STAR DELTA LLC
STAR EPSILON LLC
STAR ZETA LLC
STAR THETA LLC
STAR KAPPA LLC
STAR OMICRON LLC
STAR AURORA LLC
STAR BOREALIS LLC
STAR POLARIS LLC
STAR BULK MANNING LLC
STAR CHALLENGER I LLC
STAR CHALLENGER II LLC
STAR VEGA LLC
STAR SIRIUS LLC
STAR CASTLE I LLC
STAR CASTLE II LLC
STAR ENNEA LLC
STAR CAPE I LLC
STAR CAPE II LLC
STAR ASIA I LLC
STAR ASIA II LLC
STAR AXE I LLC
STAR AXE II LLC
STAR SEEKER LLC
STAR BREEZER LLC
STAR TRIDENT I LLC
STAR TRIDENT II LLC
STAR TRIDENT III LLC
STAR TRIDENT IV LLC
STAR TRIDENT V LLC
STAR TRIDENT VI LLC
STAR TRIDENT VII LLC
STAR TRIDENT VIII LLC
STAR TRIDENT IX LLC
STAR TRIDENT X LLC
STAR TRIDENT XI LLC
STAR TRIDENT XII LLC
STAR TRIDENT XIII LLC
STAR TRIDENT XIV LLC
STAR TRIDENT XV LLC
STAR ALTA I LLC
STAR ALTA II LLC
STAR ELPIS LLC
STAR GAIA LLC
By:	/s/ Georgia Mastagaki
Name:	Georgia Mastagaki
Title:	President and Secretary of each of the above entities.

OCEANBULK SHIPPING LLC
OCEANBULK CARRIERS LLC
PREMIER VOYAGE LLC
OOCAPE I HOLDINGS LLC
KMSRX HOLDINGS LLC
CAPE HORIZON SHIPPING LLC
CAPE OCEAN MARITIME LLC
L.A. CAPE SHIPPING LLC
GRAIN SHIPPING LLC
GLORY SUPRA SHIPPING LLC
GLOBAL CAPE SHIPPING LLC
SKY CAPE SHIPPING LLC
PACIFIC CAPE SHIPPING LLC
CAPE CONFIDENCE SHIPPING LLC
CAPE RUNNER SHIPPING LLC
OLYMPIA SHIPTRADE LLC
VICTORY SHIPPING LLC
SEA CAPE SHIPPING LLC
CORAL CAPE SHIPPING LLC
AURELIA SHIPPING LLC
PEARL SHIPTRADE LLC
RAINBOW MARITIME LLC
SEA DIAMOND SHIPPING LLC
MAJESTIC SHIPPING LLC
NAUTICAL SHIPPING LLC
MINERAL SHIPPING LLC
WHITE SAND SHIPPING LLC
CLEARWATER SHIPPING LLC
DOMUS SHIPPING LLC
FESTIVE SHIPPING LLC
GRAVITY SHIPPING LLC
ORION MARITIME LLC
SPRING SHIPPING LLC
SUCCESS MARITIME LLC
ULTRA SHIPPING LLC
SEARAY MARITIME LLC
BLOOMING NAVIGATION LLC
ODAY MARINE LLC
JASMINE SHIPPING LLC
INTERNATIONAL HOLDINGS LLC
STAR OMAS LLC
STAR SYNERGY LLC
STAR TRIDENT XVI LLC
STAR TRIDENT XVII LLC
STAR TRIDENT XVIII LLC
STAR TRIDENT XIX LLC
STAR TRIDENT XX LLC
STAR TRIDENT XXI LLC
STAR TRIDENT XXII LLC
STAR TRIDENT XXIII LLC
STAR TRIDENT XXIV LLC

STAR TRIDENT XXVI LLC
STAR TRIDENT XXVII LLC
STAR TRIDENT XXVIII LLC
STAR TRIDENT XXIX LLC
STAR TRIDENT XXX LLC
STAR TRIDENT XXXI LLC
UNITY HOLDINGS LLC
LOWLANDS BEILUN SHIPCO LLC
SANDRA SHIPCO LLC
CHRISTINE SHIPCO LLC
STAR MARE LLC
STAR URANUS LLC
STAR VENTURES LLC
PACIFIC VENTURES HOLDINGS LLC
DRY VENTURES LLC
By:	/s/ Sophia Damigou
Name:	Sophia Damigou
Title:	President & Secretary of the sole member of each of the above entities.

DIORIGA SHIPPING CO.
POSITIVE SHIPPING COMPANY

By:	/s/ Sophia Damigou
Name:	Sophia Damigou
Title:	Sole Director.

STAR BULK SHIPMANAGEMENT COMPANY (CYPRUS) LIMITED

By:	/s/ Kostas Neocleous
Name:	Kostas Neocleous
Title	Sole Director.

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Georgia Mastagaki, Sophia Damigou, Christos Begleris, Simos Spyrou, Hamish Norton, Spyros Capralos and Petros Pappas his true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on July 20, 2017 in the capacities indicated.

Signature	Title

/s/ Petros Pappas	Chief Executive Officer (Principal Executive Officer) of Star Bulk Carriers Corp.
Petros Pappas

Principal Executive Officer of Star Cosmo LLC, Star Alpha LLC, Star Gamma LLC, Star Delta LLC, Star Epsilon LLC, Star Zeta LLC, Star Theta LLC, Star Kappa LLC, Star Omicron LLC, Star Aurora LLC, Star Borealis LLC, Star Polaris LLC, Star Bulk Manning LLC, Star Challenger I LLC, Star Challenger II LLC, Star Vega LLC, Star Sirius LLC, Star Castle I LLC, Star Castle II LLC, Star Ennea LLC, Star Cape I LLC, Star Cape II LLC, Star Asia I LLC, Star Asia II LLC, Star Axe I LLC, Star Axe II LLC, Star Seeker LLC, Star Breezer LLC, Star Omas LLC, Star Synergy LLC, Starbulk S.A., Oceanbulk Shipping LLC, Oceanbulk Carriers LLC, Premier Voyage LLC, Oocape I Holdings LLC, Kmsrx Holdings LLC, Cape Horizon Shipping LLC, Cape Ocean Maritime LLC, L.A. Cape Shipping LLC, Grain Shipping LLC, Glory Supra Shipping LLC, Global Cape Shipping LLC, Sky Cape Shipping LLC, Pacific Cape Shipping LLC, Cape Confidence Shipping LLC, Cape Runner Shipping LLC, Olympia Shiptrade LLC, Victory Shipping LLC, Sea Cape Shipping LLC, Coral Cape Shipping LLC, Aurelia Shipping LLC, Pearl Shiptrade LLC, Rainbow Maritime LLC, Sea Diamond Shipping LLC, Majestic Shipping LLC, Nautical Shipping LLC, Mineral Shipping LLC, White Sand Shipping LLC, Clearwater Shipping LLC, Domus Shipping LLC, Festive Shipping LLC, Gravity Shipping LLC, Orion Maritime LLC, Spring Shipping LLC, Success Maritime LLC, Ultra Shipping LLC, Searay Maritime LLC, Blooming Navigation LLC, Oday Marine LLC, Jasmine Shipping LLC, Dioriga Shipping Co., Positive Shipping Company, International Holdings LLC, Star Trident I LLC, Star Trident II LLC, Star Trident III LLC, Star Trident IV LLC, Star Trident V LLC, Star Trident VI LLC, Star Trident VII LLC, Star Trident VIII LLC, Star Trident IX LLC, Star Trident X LLC, Star Trident XI LLC, Star Trident XII LLC, Star Trident XIII LLC, Star Trident XIV LLC, Star Trident XV LLC, Star Trident XVI LLC, Star Trident XVII LLC, Star Trident XVIII LLC, Star Trident XIX LLC, Star Trident XX LLC, Star Trident XXI LLC, Star Trident XXII LLC, Star Trident XXIII LLC, Star Trident XXIV LLC, Star Trident XXVI LLC, Star Trident XXVII LLC, Star Trident XXVIII LLC, Star Trident XXIX LLC, Star Trident XXX LLC, Star Trident XXXI LLC, Star Alta I LLC, Star Alta II LLC, Unity Holdings LLC, Lowlands Beilun Shipco LLC, Sandra Shipco LLC, Christine Shipco LLC, Star Bulk Shipmanagement Company (Cyprus) Limited, Star Mare LLC, Star Uranus LLC, Star Ventures LLC, Pacific Ventures Holdings LLC, Dry Ventures LLC, Star Elpis LLC and Star Gaia LLC

Class C Director of Star Bulk Carriers Corp.

Signature	Title

/s/ Simos Spyrou	Co-Chief Financial Officer (co-Principal Financial Officer and co-Principal Accounting Officer) of Star Bulk Carriers Corp.
Simos Spyrou

Treasurer, Secretary and Director (Principal, Financial Officer and Principal Accounting Officer) of Star Bulk Management, Inc.

Co-Chief Financial Officer (co-Principal Financial Officer and co-Principal Accounting Officer) of Star Cosmo LLC, Star Alpha LLC, Star Gamma LLC, Star Delta LLC, Star Epsilon LLC, Star Zeta LLC, Star Theta LLC, Star Kappa LLC, Star Omicron LLC, Star Aurora LLC, Star Borealis LLC, Star Polaris LLC, Star Bulk Manning LLC, Star Challenger I LLC, Star Challenger II LLC, Star Vega LLC, Star Sirius LLC, Star Castle I LLC, Star Castle II LLC, Star Ennea LLC, Star Cape I LLC, Star Cape II LLC, Star Asia I LLC, Star Asia II LLC, Star Axe I LLC, Star Axe II LLC, Star Seeker LLC, Star Breezer LLC, Star Omas LLC, Star Synergy LLC, Starbulk S.A., Oceanbulk Shipping LLC, Oceanbulk Carriers LLC, Premier Voyage LLC, Oocape I Holdings LLC, Kmsrx Holdings LLC, Cape Horizon Shipping LLC, Cape Ocean Maritime LLC, L.A. Cape Shipping LLC, Grain Shipping LLC, Glory Supra Shipping LLC, Global Cape Shipping LLC, Sky Cape Shipping LLC, Pacific Cape Shipping LLC, Cape Confidence Shipping LLC, Cape Runner Shipping LLC, Olympia Shiptrade LLC, Victory Shipping LLC, Sea Cape Shipping LLC, Coral Cape Shipping LLC, Aurelia Shipping LLC, Pearl Shiptrade LLC, Rainbow Maritime LLC, Sea Diamond Shipping LLC, Majestic Shipping LLC, Nautical Shipping LLC, Mineral Shipping LLC, White Sand Shipping LLC, Clearwater Shipping LLC, Domus Shipping LLC, Festive Shipping LLC, Gravity Shipping LLC, Orion Maritime LLC, Spring Shipping LLC, Success Maritime LLC, Ultra Shipping LLC, Searay Maritime LLC, Blooming Navigation LLC, Oday Marine LLC, Jasmine Shipping LLC, Dioriga Shipping Co., Positive Shipping Company, International Holdings LLC, Star Bulk (USA) LLC, Star Trident I LLC, Star Trident II LLC, Star Trident III LLC, Star Trident IV LLC, Star Trident V LLC, Star Trident VI LLC, Star Trident VII LLC, Star Trident VIII LLC, Star Trident IX LLC, Star Trident X LLC, Star Trident XI LLC, Star Trident XII LLC, Star Trident XIII LLC, Star Trident XIV LLC, Star Trident XV LLC, Star Trident XVI LLC, Star Trident XVII LLC, Star Trident XVIII LLC, Star Trident XIX LLC, Star Trident XX LLC, Star Trident XXI LLC, Star Trident XXII LLC, Star Trident XXIII LLC, Star Trident XXIV LLC, Star Trident XXVI LLC, Star Trident XXVII LLC, Star Trident XXVIII LLC, Star Trident XXIX LLC, Star Trident XXX LLC, Star Trident XXXI LLC, Star Alta I LLC, Star Alta II LLC, Unity Holdings LLC, Lowlands Beilun Shipco LLC, Sandra Shipco LLC, Christine Shipco LLC, Star Bulk Shipmanagement Company (Cyprus) Limited, Star Mare LLC, Star Uranus LLC, Star Ventures LLC, Pacific Ventures Holdings LLC, Dry Ventures LLC, Star Elpis LLC and Star Gaia LLC

Signature	Title

/s/ Christos Begleris	Co-Chief Financial Officer (co-Principal Financial Officer and co-Principal Accounting Officer) of Star Bulk Carriers Corp.
Christos Begleris

Co-Chief Financial Officer (co-Principal Financial Officer and co-Principal Accounting Officer) of Star Cosmo LLC, Star Alpha LLC, Star Gamma LLC, Star Delta LLC, Star Epsilon LLC, Star Zeta LLC, Star Theta LLC, Star Kappa LLC, Star Omicron LLC, Star Aurora LLC, Star Borealis LLC, Star Polaris LLC, Star Bulk Manning LLC, Star Challenger I LLC, Star Challenger II LLC, Star Vega LLC, Star Sirius LLC, Star Castle I LLC, Star Castle II LLC, Star Ennea LLC, Star Cape I LLC, Star Cape II LLC, Star Asia I LLC, Star Asia II LLC, Star Axe I LLC, Star Axe II LLC, Star Seeker LLC, Star Breezer LLC, Star Omas LLC, Star Synergy LLC, Starbulk S.A., Oceanbulk Shipping LLC, Oceanbulk Carriers LLC, Premier Voyage LLC, Oocape I Holdings LLC, Kmsrx Holdings LLC, Cape Horizon Shipping LLC, Cape Ocean Maritime LLC, L.A. Cape Shipping LLC, Grain Shipping LLC, Glory Supra Shipping LLC, Global Cape Shipping LLC, Sky Cape Shipping LLC, Pacific Cape Shipping LLC, Cape Confidence Shipping LLC, Cape Runner Shipping LLC, Olympia Shiptrade LLC, Victory Shipping LLC, Sea Cape Shipping LLC, Coral Cape Shipping LLC, Aurelia Shipping LLC, Pearl Shiptrade LLC, Rainbow Maritime LLC, Sea Diamond Shipping LLC, Majestic Shipping LLC, Nautical Shipping LLC, Mineral Shipping LLC, White Sand Shipping LLC, Clearwater Shipping LLC, Domus Shipping LLC, Festive Shipping LLC, Gravity Shipping LLC, Orion Maritime LLC, Spring Shipping LLC, Success Maritime LLC, Ultra Shipping LLC, Searay Maritime LLC, Blooming Navigation LLC, Oday Marine LLC, Jasmine Shipping LLC, Dioriga Shipping Co., Positive Shipping Company, International Holdings LLC, Star Bulk (USA) LLC, Star Trident I LLC, Star Trident II LLC, Star Trident III LLC, Star Trident IV LLC, Star Trident V LLC, Star Trident VI LLC, Star Trident VII LLC, Star Trident VIII LLC, Star Trident IX LLC, Star Trident X LLC, Star Trident XI LLC, Star Trident XII LLC, Star Trident XIII LLC, Star Trident XIV LLC, Star Trident XV LLC, Star Trident XVI LLC, Star Trident XVII LLC, Star Trident XVIII LLC, Star Trident XIX LLC, Star Trident XX LLC, Star Trident XXI LLC, Star Trident XXII LLC, Star Trident XXIII LLC, Star Trident XXIV LLC, Star Trident XXVI LLC, Star Trident XXVII LLC, Star Trident XXVIII LLC, Star Trident XXIX LLC, Star Trident XXX LLC, Star Trident XXXI LLC, Star Alta I LLC, Star Alta II LLC, Unity Holdings LLC, Lowlands Beilun Shipco LLC, Sandra Shipco LLC, Christine Shipco LLC, Star Bulk Shipmanagement Company (Cyprus) Limited, Star Mare LLC, Star Uranus LLC, Star Ventures LLC, Pacific Ventures Holdings LLC, Dry Ventures LLC, Star Elpis LLC and Star Gaia LLC

Signature	Title

/s/ Nicos Rescos	President and Director (Principal Executive Officer) of Star Bulk Management, Inc.
Nicos Rescos

Chief Operating Officer of Star Bulk Carriers Corp.

/s/ Christos Anagnostou	President and Secretary of Star Cosmo LLC
Christos Anagnostou

/s/ John Pektesidis	President and Secretary of Starbulk S.A.
John Pektesidis

/s/ Hamish Norton	Principal Executive Officer of Star Bulk (USA) LLC
Hamish Norton

/s/ Sophia Damigou
President & Secretary of the sole member of Oceanbulk Shipping LLC, Oceanbulk Carriers LLC, Premier Voyage LLC, Oocape I Holdings LLC, Kmsrx Holdings LLC, Cape Horizon Shipping LLC, Cape Ocean Maritime LLC, L.A. Cape Shipping LLC, Grain Shipping LLC, Glory Supra Shipping LLC, Global Cape Shipping LLC, Sky Cape Shipping LLC, Pacific Cape Shipping LLC, Cape Confidence Shipping LLC, Cape Runner Shipping LLC, Olympia Shiptrade LLC, Victory Shipping LLC, Sea Cape Shipping LLC, Coral Cape Shipping LLC, Aurelia Shipping LLC, Pearl Shiptrade LLC, Rainbow Maritime LLC, Sea Diamond Shipping LLC, Majestic Shipping LLC, Nautical Shipping LLC, Mineral Shipping LLC, White Sand Shipping LLC, Clearwater Shipping LLC, Domus Shipping LLC, Festive Shipping LLC, Gravity Shipping LLC, Orion Maritime LLC, Spring Shipping LLC, Success Maritime LLC, Ultra Shipping LLC, Searay Maritime LLC, Blooming Navigation LLC, Oday Marine LLC, Jasmine Shipping LLC, Dioriga Shipping Co., Positive Shipping Company, International Holdings LLC

Sophia Damigou

Sole Director of Dioriga Shipping Co., and Positive Shipping Company.

President and Secretary of Star Trident XVI LLC, Star Trident XVII LLC, Star Trident XVIII LLC, Star Trident XIX LLC, Star Trident XX LLC, Star Trident XXI LLC, Star Trident XXII LLC, Star Trident XXIII LLC, Star Trident XXIV LLC, Star Trident XXVI LLC, Star Trident XXVII LLC, Star Trident XXVIII LLC, Star Trident XXIX LLC, Star Trident XXX LLC, Star Trident XXXI LLC, Unity Holdings LLC, Lowlands Beilun Shipco LLC, Sandra Shipco LLC, Christine Shipco LLC, Star Mare LLC, Star Uranus LLC, Star Ventures LLC, Pacific Ventures Holdings LLC and Dry Ventures LLC.

Signature	Title

/s/ Georgia Mastagaki
President and Secretary of Star Alpha LLC, Star Gamma LLC, Star Delta LLC, Star Epsilon LLC, Star Zeta LLC, Star Theta LLC, Star Kappa LLC, Star Omicron LLC, Star Aurora LLC, Star Borealis LLC, Star Polaris LLC, Star Bulk Manning LLC, Star Challenger I LLC, Star Challenger II LLC, Star Vega LLC, Star Sirius LLC, Star Castle I LLC, Star Castle II LLC, Star Ennea LLC, Star Cape I LLC, Star Cape II LLC, Star Asia I LLC, Star Asia II LLC, Star Axe I LLC, Star Axe II LLC, Star Seeker LLC, Star Breezer LLC, Star Omas LLC, Star Synergy LLC, Star Trident I LLC, Star Trident II LLC, Star Trident III LLC, Star Trident IV LLC, Star Trident V LLC, Star Trident VI LLC, Star Trident VII LLC, Star Trident VIII LLC, Star Trident IX LLC, Star Trident X LLC, Star Trident XI LLC, Star Trident XII LLC, Star Trident XIII LLC, Star Trident XIV LLC, Star Trident XV LLC, Star Alta I LLC, Star Alta II LLC, Star Elpis LLC and Star Gaia LLC.

Georgia Mastagaki

Signature	Title

/s/ Spyros Capralos	Non-Executive Chairman and Class C Director of Star Bulk Carriers Corp.
Spyros Capralos

Director; Chairman of the Board of Directors of the direct or indirect sole member, as the case may be, of Star Cosmo LLC, Star Alpha LLC, Star Gamma LLC, Star Delta LLC, Star Epsilon LLC, Star Zeta LLC, Star Theta LLC, Star Kappa LLC, Star Omicron LLC, Star Aurora LLC, Star Borealis LLC, Star Polaris LLC, Star Bulk Manning LLC, Star Challenger I LLC, Star Challenger II LLC, Star Vega LLC, Star Sirius LLC, Star Castle I LLC, Star Castle II LLC, Star Ennea LLC, Star Cape I LLC, Star Cape II LLC, Star Asia I LLC, Star Asia II LLC, Star Axe I LLC, Star Axe II LLC, Star Seeker LLC, Star Breezer LLC, Star Omas LLC, Star Synergy LLC, Starbulk S.A., Oceanbulk Shipping LLC, Oceanbulk Carriers LLC, Premier Voyage LLC, Oocape I Holdings LLC, Kmsrx Holdings LLC, Cape Horizon Shipping LLC, Cape Ocean Maritime LLC, L.A. Cape Shipping LLC, Grain Shipping LLC, Glory Supra Shipping LLC, Global Cape Shipping LLC, Sky Cape Shipping LLC, Pacific Cape Shipping LLC, Cape Confidence Shipping LLC, Cape Runner Shipping LLC, Olympia Shiptrade LLC, Victory Shipping LLC, Sea Cape Shipping LLC, Coral Cape Shipping LLC, Aurelia Shipping LLC, Pearl Shiptrade LLC, Rainbow Maritime LLC, Sea Diamond Shipping LLC, Majestic Shipping LLC, Nautical Shipping LLC, Mineral Shipping LLC, White Sand Shipping LLC, Clearwater Shipping LLC, Domus Shipping LLC, Festive Shipping LLC, Gravity Shipping LLC, Orion Maritime LLC, Spring Shipping LLC, Success Maritime LLC, Ultra Shipping LLC, Searay Maritime LLC, Blooming Navigation LLC, Oday Marine LLC, Jasmine Shipping LLC, Dioriga Shipping Co., Positive Shipping Company, International Holdings LLC, Star Bulk (USA) LLC, Star Trident I LLC, Star Trident II LLC, Star Trident III LLC, Star Trident IV LLC, Star Trident V LLC, Star Trident VI LLC, Star Trident VII LLC, Star Trident VIII LLC, Star Trident IX LLC, Star Trident X LLC, Star Trident XI LLC, Star Trident XII LLC, Star Trident XIII LLC, Star Trident XIV LLC, Star Trident XV LLC, Star Trident XVI LLC, Star Trident XVII LLC, Star Trident XVIII LLC, Star Trident XIX LLC, Star Trident XX LLC, Star Trident XXI LLC, Star Trident XXII LLC, Star Trident XXIII LLC, Star Trident XXIV LLC, Star Trident XXVI LLC, Star Trident XXVII LLC, Star Trident XXVIII LLC, Star Trident XXIX LLC, Star Trident XXX LLC, Star Trident XXXI LLC, Star Alta I LLC, Star Alta II LLC, Unity Holdings LLC, Lowlands Beilun Shipco LLC, Sandra Shipco LLC, Christine Shipco LLC, Star Bulk Shipmanagement Company (Cyprus) Limited, Star Mare LLC, Star Uranus LLC, Star Ventures LLC, Pacific Ventures Holdings LLC, Dry Ventures LLC, Star Elpis LLC and Star Gaia LLC

Signature	Title

/s/ Tom Søfteland	Class A Director of Star Bulk Carriers Corp.
Tom Søfteland

Director of the direct or indirect sole member, as the case may be, of Star Cosmo LLC, Star Alpha LLC, Star Gamma LLC, Star Delta LLC, Star Epsilon LLC, Star Zeta LLC, Star Theta LLC, Star Kappa LLC, Star Omicron LLC, Star Aurora LLC, Star Borealis LLC, Star Polaris LLC, Star Bulk Manning LLC, Star Challenger I LLC, Star Challenger II LLC, Star Vega LLC, Star Sirius LLC, Star Castle I LLC, Star Castle II LLC, Star Ennea LLC, Star Cape I LLC, Star Cape II LLC, Star Asia I LLC, Star Asia II LLC, Star Axe I LLC, Star Axe II LLC, Star Seeker LLC, Star Breezer LLC, Star Omas LLC, Star Synergy LLC, Starbulk S.A., Oceanbulk Shipping LLC, Oceanbulk Carriers LLC, Premier Voyage LLC, Oocape I Holdings LLC, Kmsrx Holdings LLC, Cape Horizon Shipping LLC, Cape Ocean Maritime LLC, L.A. Cape Shipping LLC, Grain Shipping LLC, Glory Supra Shipping LLC, Global Cape Shipping LLC, Sky Cape Shipping LLC, Pacific Cape Shipping LLC, Cape Confidence Shipping LLC, Cape Runner Shipping LLC, Olympia Shiptrade LLC, Victory Shipping LLC, Sea Cape Shipping LLC, Coral Cape Shipping LLC, Aurelia Shipping LLC, Pearl Shiptrade LLC, Rainbow Maritime LLC, Sea Diamond Shipping LLC, Majestic Shipping LLC, Nautical Shipping LLC, Mineral Shipping LLC, White Sand Shipping LLC, Clearwater Shipping LLC, Domus Shipping LLC, Festive Shipping LLC, Gravity Shipping LLC, Orion Maritime LLC, Spring Shipping LLC, Success Maritime LLC, Ultra Shipping LLC, Searay Maritime LLC, Blooming Navigation LLC, Oday Marine LLC, Jasmine Shipping LLC, Dioriga Shipping Co., Positive Shipping Company, International Holdings LLC, Star Bulk (USA) LLC, Star Trident I LLC, Star Trident II LLC, Star Trident III LLC, Star Trident IV LLC, Star Trident V LLC, Star Trident VI LLC, Star Trident VII LLC, Star Trident VIII LLC, Star Trident IX LLC, Star Trident X LLC, Star Trident XI LLC, Star Trident XII LLC, Star Trident XIII LLC, Star Trident XIV LLC, Star Trident XV LLC, Star Trident XVI LLC, Star Trident XVII LLC, Star Trident XVIII LLC, Star Trident XIX LLC, Star Trident XX LLC, Star Trident XXI LLC, Star Trident XXII LLC, Star Trident XXIII LLC, Star Trident XXIV LLC, Star Trident XXVI LLC, Star Trident XXVII LLC, Star Trident XXVIII LLC, Star Trident XXIX LLC, Star Trident XXX LLC, Star Trident XXXI LLC, Star Alta I LLC, Star Alta II LLC, Unity Holdings LLC, Lowlands Beilun Shipco LLC, Sandra Shipco LLC, Christine Shipco LLC, Star Bulk Shipmanagement Company (Cyprus) Limited, Star Mare LLC, Star Uranus LLC, Star Ventures LLC, Pacific Ventures Holdings LLC, Dry Ventures LLC, Star Elpis LLC and Star Gaia LLC

Signature	Title

/s/ Koert Erhardt	Class B Director of Star Bulk Carriers Corp.
Koert Erhardt

Director of the direct or indirect sole member, as the case may be, of Star Cosmo LLC, Star Alpha LLC, Star Gamma LLC, Star Delta LLC, Star Epsilon LLC, Star Zeta LLC, Star Theta LLC, Star Kappa LLC, Star Omicron LLC, Star Aurora LLC, Star Borealis LLC, Star Polaris LLC, Star Bulk Manning LLC, Star Challenger I LLC, Star Challenger II LLC, Star Vega LLC, Star Sirius LLC, Star Castle I LLC, Star Castle II LLC, Star Ennea LLC, Star Cape I LLC, Star Cape II LLC, Star Asia I LLC, Star Asia II LLC, Star Axe I LLC, Star Axe II LLC, Star Seeker LLC, Star Breezer LLC, Star Omas LLC, Star Synergy LLC, Starbulk S.A., Oceanbulk Shipping LLC, Oceanbulk Carriers LLC, Premier Voyage LLC, Oocape I Holdings LLC, Kmsrx Holdings LLC, Cape Horizon Shipping LLC, Cape Ocean Maritime LLC, L.A. Cape Shipping LLC, Grain Shipping LLC, Glory Supra Shipping LLC, Global Cape Shipping LLC, Sky Cape Shipping LLC, Pacific Cape Shipping LLC, Cape Confidence Shipping LLC, Cape Runner Shipping LLC, Olympia Shiptrade LLC, Victory Shipping LLC, Sea Cape Shipping LLC, Coral Cape Shipping LLC, Aurelia Shipping LLC, Pearl Shiptrade LLC, Rainbow Maritime LLC, Sea Diamond Shipping LLC, Majestic Shipping LLC, Nautical Shipping LLC, Mineral Shipping LLC, White Sand Shipping LLC, Clearwater Shipping LLC, Domus Shipping LLC, Festive Shipping LLC, Gravity Shipping LLC, Orion Maritime LLC, Spring Shipping LLC, Success Maritime LLC, Ultra Shipping LLC, Searay Maritime LLC, Blooming Navigation LLC, Oday Marine LLC, Jasmine Shipping LLC, Dioriga Shipping Co., Positive Shipping Company, International Holdings LLC, Star Bulk (USA) LLC, Star Trident I LLC, Star Trident II LLC, Star Trident III LLC, Star Trident IV LLC, Star Trident V LLC, Star Trident VI LLC, Star Trident VII LLC, Star Trident VIII LLC, Star Trident IX LLC, Star Trident X LLC, Star Trident XI LLC, Star Trident XII LLC, Star Trident XIII LLC, Star Trident XIV LLC, Star Trident XV LLC, Star Trident XVI LLC, Star Trident XVII LLC, Star Trident XVIII LLC, Star Trident XIX LLC, Star Trident XX LLC, Star Trident XXI LLC, Star Trident XXII LLC, Star Trident XXIII LLC, Star Trident XXIV LLC, Star Trident XXVI LLC, Star Trident XXVII LLC, Star Trident XXVIII LLC, Star Trident XXIX LLC, Star Trident XXX LLC, Star Trident XXXI LLC, Star Alta I LLC, Star Alta II LLC, Unity Holdings LLC, Lowlands Beilun Shipco LLC, Sandra Shipco LLC, Christine Shipco LLC, Star Bulk Shipmanagement Company (Cyprus) Limited, Star Mare LLC, Star Uranus LLC, Star Ventures LLC, Pacific Ventures Holdings LLC, Dry Ventures LLC, Star Elpis LLC and Star Gaia LLC

Signature	Title

/s/ Roger Schmitz	Class B Director of Star Bulk Carriers Corp.
Roger Schmitz

Director of the direct or indirect sole member, as the case may be, of Star Cosmo LLC, Star Alpha LLC, Star Gamma LLC, Star Delta LLC, Star Epsilon LLC, Star Zeta LLC, Star Theta LLC, Star Kappa LLC, Star Omicron LLC, Star Aurora LLC, Star Borealis LLC, Star Polaris LLC, Star Bulk Manning LLC, Star Challenger I LLC, Star Challenger II LLC, Star Vega LLC, Star Sirius LLC, Star Castle I LLC, Star Castle II LLC, Star Ennea LLC, Star Cape I LLC, Star Cape II LLC, Star Asia I LLC, Star Asia II LLC, Star Axe I LLC, Star Axe II LLC, Star Seeker LLC, Star Breezer LLC, Star Omas LLC, Star Synergy LLC, Starbulk S.A., Oceanbulk Shipping LLC, Oceanbulk Carriers LLC, Premier Voyage LLC, Oocape I Holdings LLC, Kmsrx Holdings LLC, Cape Horizon Shipping LLC, Cape Ocean Maritime LLC, L.A. Cape Shipping LLC, Grain Shipping LLC, Glory Supra Shipping LLC, Global Cape Shipping LLC, Sky Cape Shipping LLC, Pacific Cape Shipping LLC, Cape Confidence Shipping LLC, Cape Runner Shipping LLC, Olympia Shiptrade LLC, Victory Shipping LLC, Sea Cape Shipping LLC, Coral Cape Shipping LLC, Aurelia Shipping LLC, Pearl Shiptrade LLC, Rainbow Maritime LLC, Sea Diamond Shipping LLC, Majestic Shipping LLC, Nautical Shipping LLC, Mineral Shipping LLC, White Sand Shipping LLC, Clearwater Shipping LLC, Domus Shipping LLC, Festive Shipping LLC, Gravity Shipping LLC, Orion Maritime LLC, Spring Shipping LLC, Success Maritime LLC, Ultra Shipping LLC, Searay Maritime LLC, Blooming Navigation LLC, Oday Marine LLC, Jasmine Shipping LLC, Dioriga Shipping Co., Positive Shipping Company, International Holdings LLC, Star Bulk (USA) LLC, Star Trident I LLC, Star Trident II LLC, Star Trident III LLC, Star Trident IV LLC, Star Trident V LLC, Star Trident VI LLC, Star Trident VII LLC, Star Trident VIII LLC, Star Trident IX LLC, Star Trident X LLC, Star Trident XI LLC, Star Trident XII LLC, Star Trident XIII LLC, Star Trident XIV LLC, Star Trident XV LLC, Star Trident XVI LLC, Star Trident XVII LLC, Star Trident XVIII LLC, Star Trident XIX LLC, Star Trident XX LLC, Star Trident XXI LLC, Star Trident XXII LLC, Star Trident XXIII LLC, Star Trident XXIV LLC, Star Trident XXVI LLC, Star Trident XXVII LLC, Star Trident XXVIII LLC, Star Trident XXIX LLC, Star Trident XXX LLC, Star Trident XXXI LLC, Star Alta I LLC, Star Alta II LLC, Unity Holdings LLC, Lowlands Beilun Shipco LLC, Sandra Shipco LLC, Christine Shipco LLC, Star Bulk Shipmanagement Company (Cyprus) Limited, Star Mare LLC, Star Uranus LLC, Star Ventures LLC, Pacific Ventures Holdings LLC, Dry Ventures LLC, Star Elpis LLC and Star Gaia LLC

Signature	Title

/s/ Mahesh Balakrishnan	Class A Director of Star Bulk Carriers Corp.
Mahesh Balakrishnan

Director of the direct or indirect sole member, as the case may be, of Star Cosmo LLC, Star Alpha LLC, Star Gamma LLC, Star Delta LLC, Star Epsilon LLC, Star Zeta LLC, Star Theta LLC, Star Kappa LLC, Star Omicron LLC, Star Aurora LLC, Star Borealis LLC, Star Polaris LLC, Star Bulk Manning LLC, Star Challenger I LLC, Star Challenger II LLC, Star Vega LLC, Star Sirius LLC, Star Castle I LLC, Star Castle II LLC, Star Ennea LLC, Star Cape I LLC, Star Cape II LLC, Star Asia I LLC, Star Asia II LLC, Star Axe I LLC, Star Axe II LLC, Star Seeker LLC, Star Breezer LLC, Star Omas LLC, Star Synergy LLC, Starbulk S.A., Oceanbulk Shipping LLC, Oceanbulk Carriers LLC, Premier Voyage LLC, Oocape I Holdings LLC, Kmsrx Holdings LLC, Cape Horizon Shipping LLC, Cape Ocean Maritime LLC, L.A. Cape Shipping LLC, Grain Shipping LLC, Glory Supra Shipping LLC, Global Cape Shipping LLC, Sky Cape Shipping LLC, Pacific Cape Shipping LLC, Cape Confidence Shipping LLC, Cape Runner Shipping LLC, Olympia Shiptrade LLC, Victory Shipping LLC, Sea Cape Shipping LLC, Coral Cape Shipping LLC, Aurelia Shipping LLC, Pearl Shiptrade LLC, Rainbow Maritime LLC, Sea Diamond Shipping LLC, Majestic Shipping LLC, Nautical Shipping LLC, Mineral Shipping LLC, White Sand Shipping LLC, Clearwater Shipping LLC, Domus Shipping LLC, Festive Shipping LLC, Gravity Shipping LLC, Orion Maritime LLC, Spring Shipping LLC, Success Maritime LLC, Ultra Shipping LLC, Searay Maritime LLC, Blooming Navigation LLC, Oday Marine LLC, Jasmine Shipping LLC, Dioriga Shipping Co., Positive Shipping Company, International Holdings LLC, Star Bulk (USA) LLC, Star Trident I LLC, Star Trident II LLC, Star Trident III LLC, Star Trident IV LLC, Star Trident V LLC, Star Trident VI LLC, Star Trident VII LLC, Star Trident VIII LLC, Star Trident IX LLC, Star Trident X LLC, Star Trident XI LLC, Star Trident XII LLC, Star Trident XIII LLC, Star Trident XIV LLC, Star Trident XV LLC, Star Trident XVI LLC, Star Trident XVII LLC, Star Trident XVIII LLC, Star Trident XIX LLC, Star Trident XX LLC, Star Trident XXI LLC, Star Trident XXII LLC, Star Trident XXIII LLC, Star Trident XXIV LLC, Star Trident XXVI LLC, Star Trident XXVII LLC, Star Trident XXVIII LLC, Star Trident XXIX LLC, Star Trident XXX LLC, Star Trident XXXI LLC, Star Alta I LLC, Star Alta II LLC, Unity Holdings LLC, Lowlands Beilun Shipco LLC, Sandra Shipco LLC, Christine Shipco LLC, Star Bulk Shipmanagement Company (Cyprus) Limited, Star Mare LLC, Star Uranus LLC, Star Ventures LLC, Pacific Ventures Holdings LLC, Dry Ventures LLC, Star Elpis LLC and Star Gaia LLC

Signature	Title

/s/ Jennifer Box	Class B Director of Star Bulk Carriers Corp.
Jennifer Box

Director of the direct or indirect sole member, as the case may be, of Star Cosmo LLC, Star Alpha LLC, Star Gamma LLC, Star Delta LLC, Star Epsilon LLC, Star Zeta LLC, Star Theta LLC, Star Kappa LLC, Star Omicron LLC, Star Aurora LLC, Star Borealis LLC, Star Polaris LLC, Star Bulk Manning LLC, Star Challenger I LLC, Star Challenger II LLC, Star Vega LLC, Star Sirius LLC, Star Castle I LLC, Star Castle II LLC, Star Ennea LLC, Star Cape I LLC, Star Cape II LLC, Star Asia I LLC, Star Asia II LLC, Star Axe I LLC, Star Axe II LLC, Star Seeker LLC, Star Breezer LLC, Star Omas LLC, Star Synergy LLC, Starbulk S.A., Oceanbulk Shipping LLC, Oceanbulk Carriers LLC, Premier Voyage LLC, Oocape I Holdings LLC, Kmsrx Holdings LLC, Cape Horizon Shipping LLC, Cape Ocean Maritime LLC, L.A. Cape Shipping LLC, Grain Shipping LLC, Glory Supra Shipping LLC, Global Cape Shipping LLC, Sky Cape Shipping LLC, Pacific Cape Shipping LLC, Cape Confidence Shipping LLC, Cape Runner Shipping LLC, Olympia Shiptrade LLC, Victory Shipping LLC, Sea Cape Shipping LLC, Coral Cape Shipping LLC, Aurelia Shipping LLC, Pearl Shiptrade LLC, Rainbow Maritime LLC, Sea Diamond Shipping LLC, Majestic Shipping LLC, Nautical Shipping LLC, Mineral Shipping LLC, White Sand Shipping LLC, Clearwater Shipping LLC, Domus Shipping LLC, Festive Shipping LLC, Gravity Shipping LLC, Orion Maritime LLC, Spring Shipping LLC, Success Maritime LLC, Ultra Shipping LLC, Searay Maritime LLC, Blooming Navigation LLC, Oday Marine LLC, Jasmine Shipping LLC, Dioriga Shipping Co., Positive Shipping Company, International Holdings LLC, Star Bulk (USA) LLC, Star Trident I LLC, Star Trident II LLC, Star Trident III LLC, Star Trident IV LLC, Star Trident V LLC, Star Trident VI LLC, Star Trident VII LLC, Star Trident VIII LLC, Star Trident IX LLC, Star Trident X LLC, Star Trident XI LLC, Star Trident XII LLC, Star Trident XIII LLC, Star Trident XIV LLC, Star Trident XV LLC, Star Trident XVI LLC, Star Trident XVII LLC, Star Trident XVIII LLC, Star Trident XIX LLC, Star Trident XX LLC, Star Trident XXI LLC, Star Trident XXII LLC, Star Trident XXIII LLC, Star Trident XXIV LLC, Star Trident XXVI LLC, Star Trident XXVII LLC, Star Trident XXVIII LLC, Star Trident XXIX LLC, Star Trident XXX LLC, Star Trident XXXI LLC, Star Alta I LLC, Star Alta II LLC, Unity Holdings LLC, Lowlands Beilun Shipco LLC, Sandra Shipco LLC, Christine Shipco LLC, Star Bulk Shipmanagement Company (Cyprus) Limited, Star Mare LLC, Star Uranus LLC, Star Ventures LLC, Pacific Ventures Holdings LLC, Dry Ventures LLC, Star Elpis LLC and Star Gaia LLC

Signature	Title

/s/ Nikolaos Karellis	Class A Director of Star Bulk Carriers Corp.
Nikolaos Karellis

Director of the direct or indirect sole member, as the case may be, of Star Cosmo LLC, Star Alpha LLC, Star Gamma LLC, Star Delta LLC, Star Epsilon LLC, Star Zeta LLC, Star Theta LLC, Star Kappa LLC, Star Omicron LLC, Star Aurora LLC, Star Borealis LLC, Star Polaris LLC, Star Bulk Manning LLC, Star Challenger I LLC, Star Challenger II LLC, Star Vega LLC, Star Sirius LLC, Star Castle I LLC, Star Castle II LLC, Star Ennea LLC, Star Cape I LLC, Star Cape II LLC, Star Asia I LLC, Star Asia II LLC, Star Axe I LLC, Star Axe II LLC, Star Seeker LLC, Star Breezer LLC, Star Omas LLC, Star Synergy LLC, Starbulk S.A., Oceanbulk Shipping LLC, Oceanbulk Carriers LLC, Premier Voyage LLC, Oocape I Holdings LLC, Kmsrx Holdings LLC, Cape Horizon Shipping LLC, Cape Ocean Maritime LLC, L.A. Cape Shipping LLC, Grain Shipping LLC, Glory Supra Shipping LLC, Global Cape Shipping LLC, Sky Cape Shipping LLC, Pacific Cape Shipping LLC, Cape Confidence Shipping LLC, Cape Runner Shipping LLC, Olympia Shiptrade LLC, Victory Shipping LLC, Sea Cape Shipping LLC, Coral Cape Shipping LLC, Aurelia Shipping LLC, Pearl Shiptrade LLC, Rainbow Maritime LLC, Sea Diamond Shipping LLC, Majestic Shipping LLC, Nautical Shipping LLC, Mineral Shipping LLC, White Sand Shipping LLC, Clearwater Shipping LLC, Domus Shipping LLC, Festive Shipping LLC, Gravity Shipping LLC, Orion Maritime LLC, Spring Shipping LLC, Success Maritime LLC, Ultra Shipping LLC, Searay Maritime LLC, Blooming Navigation LLC, Oday Marine LLC, Jasmine Shipping LLC, Dioriga Shipping Co., Positive Shipping Company, International Holdings LLC, Star Bulk (USA) LLC, Star Trident I LLC, Star Trident II LLC, Star Trident III LLC, Star Trident IV LLC, Star Trident V LLC, Star Trident VI LLC, Star Trident VII LLC, Star Trident VIII LLC, Star Trident IX LLC, Star Trident X LLC, Star Trident XI LLC, Star Trident XII LLC, Star Trident XIII LLC, Star Trident XIV LLC, Star Trident XV LLC, Star Trident XVI LLC, Star Trident XVII LLC, Star Trident XVIII LLC, Star Trident XIX LLC, Star Trident XX LLC, Star Trident XXI LLC, Star Trident XXII LLC, Star Trident XXIII LLC, Star Trident XXIV LLC, Star Trident XXVI LLC, Star Trident XXVII LLC, Star Trident XXVIII LLC, Star Trident XXIX LLC, Star Trident XXX LLC, Star Trident XXXI LLC, Star Alta I LLC, Star Alta II LLC, Unity Holdings LLC, Lowlands Beilun Shipco LLC, Sandra Shipco LLC, Christine Shipco LLC, Star Bulk Shipmanagement Company (Cyprus) Limited, Star Mare LLC, Star Uranus LLC, Star Ventures LLC, Pacific Ventures Holdings LLC, Dry Ventures LLC, Star Elpis LLC and Star Gaia LLC

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of each Registrant, has signed this registration statement in the City of Newark, State of Delaware, on July 20, 2017.

STAR BULK (USA) LLC

By:	/s/ Hamish Norton
Name:	Hamish Norton
Title:	Officer

EXHIBIT INDEX

Exhibit Number	Description
1.1	Underwriting Agreement (for equity securities)*
1.2	Underwriting Agreement (for debt securities)*
4.1	Form of Share Certificate (filed as Exhibit 2.1 of the Company’s Form 20-F for the year ended December 31, 2014, which was filed with the Commission on April 8, 2015)
4.2	Form of Warrant*
4.3	Form of Preferred Share Certificate*
4.4
Base Indenture, dated as of November 6, 2014, between the Company and U.S. Bank National Association, as trustee (the “Trustee”) (which was furnished as Exhibit 4.1 to the Company’s Report on Form 6-K dated November 7, 2014)

4.5	First Supplemental Indenture, dated as of November 6, 2014, between the Company and the Trustee (which was furnished as Exhibit 4.2 to the Company’s Report on Form 6-K dated November 7, 2014)
4.6	Form of Subordinated Debt Securities Indenture***
4.7	Form of Rights Agreement*
4.8	Form of Unit Agreement *
4.9	2017 Equity Incentive Plan
5.1	Opinion of Legality of Seward & Kissel LLP counsel to the Company as to the validity of the common shares and preferred shares
5.2	Opinion of Legality of Paul, Weiss, Rifkind, Wharton & Garrison LLP counsel to the Company as to the validity of the debt securities, warrants, rights, units and subsidiary guarantees
23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1)
23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison, LLP (included in Exhibit 5.2)
23.3	Consent of Independent Registered Public Accounting Firm Ernst & Young (Hellas) Certified Auditors Accountants S.A.
24	Power of Attorney (contained in signature page)
25.1
T-1 Statement of Eligibility (senior indenture), incorporated by reference to Form T-1 filed by the Company on October 30, 2014 in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended

25.2	T-1 Statement of Eligibility (subordinated indenture)*
*	To be filed either as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934 of the Registrant and incorporated by reference into this Registration Statement.
**	Previously filed as an exhibit to the Form F-3, Registration Number No. 333-198832.
***	Previously filed as an exhibit to the Form F-3, Registration Number No. 333-197886.